UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

GENTIVA HEALTH SERVICES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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April 2, 2007

Dear Shareholder:

You are cordially invited to attend the 2007 Annual Meeting of Shareholders of Gentiva Health Services, Inc. to be held on Thursday, May 10, 2007, at 9:30 a.m., at the Garden City Hotel, 45 Seventh Street, Garden City, New York 11530.

Details about the meeting, nominees for the Board of Directors and other matters to be acted upon are presented in the Notice of Annual Meeting of Shareholders and Proxy Statement that follow. We would appreciate your completing, signing, dating and returning the enclosed proxy in the envelope provided at your earliest convenience. This will assure that your shares will be represented and voted at the Annual Meeting even if you do not attend.

Thank you for your continued support, and we look forward to greeting you personally if you are able to be present.

Sincerely,

Ronald A. Malone

Chairman and

Chief Executive Officer

GENTIVA HEALTH SERVICES, INC.

3 HUNTINGTON QUADRANGLE, SUITE 200S

MELVILLE, NEW YORK 11747-4627

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 10, 2007

The Annual Meeting of Shareholders of Gentiva Health Services, Inc., a Delaware corporation, will be held on Thursday, May 10, 2007, at 9:30 a.m., at the Garden City Hotel, 45 Seventh Street, Garden City, New York 11530, for the following purposes:

(1) To elect three directors in Class I and four directors in Class III, each to serve until the 2008 Annual Meeting of Shareholders;

(2) To consider and vote upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 30, 2007;

(3) To consider and vote upon a proposal to amend the Gentiva Health Services, Inc. Stock & Deferred Compensation Plan for Non-Employee Directors; and

(4) To transact such other business as may properly come before the meeting or any adjournments thereof.

Information relating to the above matters is contained in the attached Proxy Statement. Only shareholders of record at the close of business on March 14, 2007 are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

By Order of the Board of Directors

Stephen B. Paige

Senior Vice President, General Counsel

and Secretary

Dated: April 2, 2007

Melville, New York

It is important that your shares are represented at the meeting. Whether or not you plan to attend, please mark, sign, date and return the accompanying proxy promptly. A stamped reply envelope is enclosed for that purpose. If you do attend and decide to vote in person, you may revoke your proxy.

PROXY STATEMENT

GENERAL INFORMATION

Introduction

The 2007 Annual Meeting of Shareholders of Gentiva Health Services, Inc. will be held on Thursday, May 10, 2007, at 9:30 a.m., at the Garden City Hotel, 45 Seventh Street, Garden City, New York 11530, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. The Board of Directors is soliciting proxies to be used at the Annual Meeting and any adjournment and is furnishing this Proxy Statement and the accompanying proxy in connection with its solicitation. Only shareholders of record at the close of business on March 14, 2007 are entitled to vote at the Annual Meeting. This Proxy Statement and the accompanying proxy are first being sent or given to shareholders on or about April 2, 2007.

When used in this Proxy Statement, the terms “we,” “us,” “our” and “Gentiva” refer to Gentiva Health Services, Inc.

The securities that can be voted at the Annual Meeting consist of our common stock, $.10 par value per share. At the close of business on March 14, 2007, the record date for determining shareholders entitled to vote at the Annual Meeting, 27,649,115 shares of our common stock were outstanding and entitled to vote at the Annual Meeting. Each share of common stock is entitled to one vote.

Voting Procedures

You should specify your choices with regard to each of the proposals on the enclosed proxy card. Any signed proxy cards received with no instructions, whether the cards come from shareholders who are “shareholders of record” (meaning the shares are registered directly in their name), or shareholders who are “beneficial owners” (meaning that the shares are held in a stock brokerage account or by a bank or other nominee), will be voted in accordance with the recommendations of our Board of Directors. Our Board of Directors recommends that you vote FOR all of the nominees to the Board of Directors, FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm and FOR the approval of the amendment to the Gentiva Health Services, Inc. Stock & Deferred Compensation Plan for Non-Employee Directors.

Revocability of Proxies

A shareholder of record who executes and returns the accompanying proxy may revoke it at any time before it is voted by giving notice in writing to our Secretary, by granting a subsequent proxy or by appearing in person and voting at the meeting. Any shareholder attending the meeting and entitled to vote may vote in person whether or not the shareholder has previously submitted a proxy. Please note, however, that under the rules of the national stock exchanges, any beneficial owner of our common stock whose shares are held in street name by a member brokerage firm may revoke his or her proxy and vote his or her shares in person at the Annual Meeting only in accordance with applicable rules and procedures of the exchanges as followed by the beneficial owner’s brokerage firm.

Quorum; Abstentions and Broker Non-Votes

A majority of all the shares of common stock entitled to vote at the meeting, present in person or represented by proxy, will constitute a quorum at the Annual Meeting, and an inspector of election appointed for the meeting will determine whether a quorum is present. Proxies marked as abstentions and “broker non-votes” are counted in determining whether a quorum is present. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner has not received voting instructions from the beneficial owner on a particular matter and that nominee does not possess or choose to exercise discretionary voting authority. Proxies marked as abstentions with respect to a proposal will have the effect of a negative vote as to that proposal. “Broker non-votes” will have the effect of neither a vote for nor a vote against a proposal and will have the effect of reducing the number of affirmative votes required to achieve a majority vote. Proxies marked to withhold authority to vote for a director will be counted in determining whether a quorum is present but will have no other effect on the election of directors. Computershare Trust Company, N.A., our independent transfer agent and registrar, will count the votes.

Additional Matters

Gentiva, whose principal executive offices are located at 3 Huntington Quadrangle, Suite 200S, Melville, New York 11747-4627, was incorporated in Delaware in August 1999.

We are mailing to you a copy of the 2006 Annual Report to Shareholders, including a copy of our Form 10-K for the fiscal year ended December 31, 2006, with this Notice of Annual Meeting and Proxy Statement. Copies are also available on our website at www.gentiva.com under the Investors section. The Annual Report and Form 10-K are not deemed part of the soliciting material for the proxy.

PROPOSAL 1

ELECTION OF DIRECTORS

At our 2006 Annual Meeting of Shareholders, our shareholders approved an amendment to our Certificate of Incorporation to declassify our Board of Directors. Our Board of Directors will be declassified, by each separate class in its chronological order of election, such that by the 2008 Annual Meeting of Shareholders, all directors will stand for election on an annual basis and will serve a one year term upon election.

At the 2006 Annual Meeting of Shareholders the four directors in Class III were elected to serve a one year term ending at this Annual Meeting. Both Class I and Class III directors will be elected at this Annual Meeting to serve a one year term ending at the 2008 Annual Meeting of Shareholders. The directors in Class I, Class II and Class III will be elected at the 2008 Annual Meeting of Shareholders to serve a one year term ending at the 2009 Annual Meeting of Shareholders. Following the 2008 Annual Meeting of Shareholders, the Board of Directors will no longer be classified, and each director will serve a one year term upon election. In addition, any director elected by the Board of Directors to fill a newly created directorship or to fill a vacancy on the Board of Directors will hold office for a term ending at the next annual meeting of shareholders after the director’s election. Our Board of Directors currently consists of ten members.

The directors to be elected at the Annual Meeting will serve a one year term ending at the 2008 Annual Meeting of Shareholders. The three directors currently in Class I, Victor F. Ganzi, Josh S. Weston and Gail R. Wilensky, and the four directors in Class III, Stuart R. Levine, Mary O’ Neil Mundinger, Stuart Olsten and John A. Quelch, are standing for re-election at this year’s Annual Meeting. Each has consented to serve another term as a director if re-elected. The Compensation, Corporate Governance and Nominating Committee recommended the slate of nominees to the independent directors for their approval. The Board of Directors has recommended the slate approved by the independent directors to the shareholders for approval at the Annual Meeting.

The vote of a plurality of the shares of common stock present or represented and entitled to vote at the Annual Meeting is required for election as a director. Proxies will be voted at the meeting for the election as directors of the seven nominees, unless authority to do so is withheld. If for any reason any of the nominees is not a candidate when the election occurs (which is not expected), the proxies may be voted for a substitute nominee or nominees.

The Board of Directors recommends that you vote FOR the election of Victor F. Ganzi, Josh S. Weston and Gail R. Wilensky as Class I directors and Stuart R. Levine, Mary O’ Neil Mundinger, Stuart Olsten and John A. Quelch as Class III directors.

Information as to Nominees for Director and Continuing Directors

The following information, as reported to us, is shown below for each nominee for director and each continuing director: name, age and principal occupation; period during which he or she has served as a director; position, if any, with us; certain business experience; other directorships held; and the committees of our Board of Directors on which the nominee or continuing director serves.

Class I—Nominees for Directors with Terms Expiring in 2008

Victor F. Ganzi

Mr. Ganzi has served as a director of Gentiva and Chairman of the Audit Committee of the Board since November 1999. He served as a director of Olsten Corporation from 1998 until March 2000. He has been president and chief executive officer of The Hearst Corporation, a private diversified communications company with interests in magazine, newspaper and business publishing, television and radio stations and cable programming networks, since June 2002. He served as Hearst’s executive vice president from March 1997 to June 2002 and its chief operating officer from March 1998 to June 2002. From 1992 to 1997, at various times, Mr. Ganzi served as Hearst’s senior vice president, chief financial officer, chief legal officer and general counsel. He is chairman of the board of directors and a member of the executive and compensation committees of Hearst–Argyle Television, Inc. and a director and member of the audit and compensation and benefits committees of Wyeth. Mr. Ganzi is 60 years old.

Josh S. Weston

Mr. Weston has served as a director of Gentiva and a member of the Compensation, Corporate Governance and Nominating Committee of the Board since November 1999 and a member of the Audit Committee of the Board since June 2002. He served as a director of Olsten Corporation from 1995 until March 2000. Since May 1998, he has been honorary chairman of Automatic Data Processing, Inc., a provider of computerized transaction processing, data communication and information services. He was chairman of Automatic Data Processing, Inc. from 1982 to April 1998 and was its chief executive officer from 1982 to August 1996. He is a director of J. Crew Inc. and a trustee of Atlantic Health Systems, Inc. Mr. Weston is 78 years old.

Gail R. Wilensky

Dr. Wilensky has served as a director of Gentiva since March 2000 and as a member of the Clinical Quality Committee of the Board since May 2003. She served as a member of the Audit Committee of the Board from March 2000 to February 2003. Since 1993, she has been a senior fellow at Project HOPE, an international health foundation, and since October 2004, she has been vice chair of the Maryland Health Care Commission. She co-chaired the President’s Task Force To Improve Healthcare Delivery For Our Nation’s Veterans from 2001 to 2003. From 1997 to 2001, she chaired the Medicare Payment Advisory Commission. She served as deputy assistant to President George H. Bush for policy development from March 1992 to January 1993 and as administrator of the Health Care Financing Administration from January 1990 to March 1992. She is an elected member of the Institute of Medicine and serves as a trustee of the Combined Benefits Fund of the United Mineworkers of America and the American Heart Association. She is an advisor to the Robert Wood Johnson Foundation and The Commonwealth Fund. She is a director and member of the governance committee of Cephalon, Inc., a director and member of the quality and governance committees of Manor Care, Inc., a director and member of the quality/compliance and governance committees of Quest Diagnostics Incorporated, a director and member of the compensation committee of SRA International, Inc. and a director and member of the compensation and governance committees of UnitedHealth Group Incorporated. Dr. Wilensky is 63 years old.

Class III—Nominees for Directors with Terms Expiring in 2008

Stuart R. Levine

Mr. Levine has served as a director of Gentiva since November 1999 and as Lead Director of the Board since February 2003. He has served as a member of the Compensation, Corporate Governance and Nominating Committee of the Board since November 1999, serving as Chairman of that Committee since June 2002. He has also served as a member of the Clinical Quality Committee of the Board since May 2003. He served as a director of Olsten Corporation from 1995 until March 2000. Since June 1996, he has served as the chairman and chief executive officer of Stuart Levine & Associates LLC, an international consulting and leadership development company. From September 1992 to June 1996, he was chief executive officer of Dale Carnegie & Associates, Inc. He is the author of The Leader in You, The Six Fundamentals of Success and Cut to the Chase. Mr. Levine currently serves as a trustee of North Shore—LIJ Health System, serving as past vice chairman and chair of its strategic planning committee and currently chairing its joint conference/professional affairs ambulatory care committee. Mr. Levine is 59 years old.

Mary O’Neil Mundinger

Dr. Mundinger has served as a director of Gentiva since November 2002 and as Chairwoman of the Clinical Quality Committee of the Board since May 2003. She is the Centennial Professor in Health Policy at the Columbia University School of Nursing and, since 1986, has served as Dean of Columbia’s School of Nursing. Dr. Mundinger is an elected member of the Institute of Medicine of the National Academies, the American Academy of Nursing and the New York Academy of Medicine. She is a director and member of the compensation and nominating committee of Cell Therapeutics Inc. and a director and member of the nominating committee of UnitedHealth Group Incorporated. Dr. Mundinger is 69 years old.

Stuart Olsten

Mr. Olsten has served as a director of Gentiva since November 1999. He served as a director of Olsten Corporation from 1986 until March 2000. From February 1999 until March 2000 he was the chairman of the board of directors of Olsten Corporation. He was vice chairman of Olsten Corporation from August 1994 to February 1999 and was president of Olsten Corporation from April 1990 to October 1998. From April 2001 to March 2007, Mr. Olsten was the chairman of the operating board of MaggieMoo’s International, LLC and was its president and chief executive officer from July 2003 through December 2003. Mr. Olsten is 54 years old.

John A. Quelch

Dr. Quelch has served as a director of Gentiva since May 2006. He has been Senior Associate Dean and Lincoln Filene Professor of Business Administration at Harvard Business School since June 2001. From July 1998 through June 2001, he was Dean of London Business School. Prior to that, Dr. Quelch was an Assistant Professor, an Associate Professor and a full Professor of Business Administration at Harvard Business School from 1979 to 1998. Dr. Quelch is a director of WPP Group plc, Inverness Medical Innovations, Inc. and The Pepsi Bottling Group, Inc., and is the Chairman of the Massachusetts Port Authority. Dr. Quelch is 55 years old.

Class II—Continuing Directors with Terms Expiring in 2008

Ronald A. Malone

Mr. Malone has served as our Chief Executive Officer and Chairman of the Board of Directors since June 2002. He served as our executive vice president from March 2000 to June 2002 and as president of our home health services division from January 2001 to June 2002. Prior to joining Gentiva, he served in various positions with Olsten Corporation including executive vice president of Olsten Corporation and president, Olsten Staffing Services, United States and Canada, from January 1999 to March 2000. From 1994 to December 1998, he served successively as Olsten’s senior vice president, southeast division; senior vice president, operations; and executive vice president, operations. Mr. Malone is 52 years old.

Raymond S. Troubh

Mr. Troubh has served as a director of Gentiva and a member of the Compensation, Corporate Governance and Nominating Committee of the Board since November 1999 and as a member of the Audit Committee of the Board since May 2000. He served as a director of Olsten Corporation from 1993 until March 2000. He has been a financial consultant for more than five years. He is a director, chairman of the compensation committee and member of the audit committee of Diamond Offshore Drilling Inc., a director and member of the compensation committee of General American Investors Company, a director and chairman of the nominating and governance committee of Sun-Times Media Group, Inc. and a director and member of the audit committee of Triarc Companies, Inc. Mr. Troubh is 80 years old.

Rodney D. Windley

On February 28, 2006, in connection with the completion of our acquisition of The Healthfield Group, Inc., Mr. Windley was elected by the Board of Directors to fill a vacancy that existed and was appointed Vice Chairman of the Board. Mr. Windley, Healthfield’s founder, had served as its chairman and chief executive officer since its inception in 1986 until the completion of the acquisition. Mr. Windley is president of the Georgia Association for Home Care and vice chairman of the Georgia Chapter of the March of Dimes. He is also chair emeritus of Fragile Kids Foundation, Inc., having started the charity in 1992. Mr. Windley is 59 years old.

CORPORATE GOVERNANCE

Independent Directors

In accordance with the listing standards of The Nasdaq Stock Market, Inc. (“Nasdaq”), we ensure that at least a majority of our Board is independent under the Nasdaq definition of independence set forth in Rule 4200(a)(15), and that the members of the Board as a group maintain the requisite qualifications under Nasdaq listing standards for populating the Audit Committee and the Compensation, Corporate Governance and Nominating Committee. The Compensation, Corporate Governance and Nominating Committee and the Board of Directors have determined that Victor F. Ganzi, Stuart R. Levine, Mary O’Neil Mundinger, Stuart Olsten, John A. Quelch, Raymond S. Troubh, Josh S. Weston and Gail R. Wilensky do not have any relationship that would interfere with the exercise of independent judgment in carrying out their responsibilities as directors and are independent in accordance with Nasdaq listing standards. In addition, we define “independent director” in the charters of the Audit Committee and the Compensation, Corporate Governance and Nominating Committee, both of which may be found on our website at www.gentiva.com. Each member of the Audit Committee and Compensation, Corporate Governance and Nominating Committee is independent in accordance with the Nasdaq listing standards and satisfies the definition of “independent director” set forth in the respective committee charter.

The independent directors customarily meet in executive session on the dates when regularly scheduled Board meetings are held. Mr. Levine, the Board’s Lead Director, presides over the executive sessions of the independent directors.

Meetings of the Board and its Committees

Our Board of Directors currently consists of ten members. During the past fiscal year, the Board held seven meetings and one strategic planning meeting. The Board has three standing committees, an Audit Committee, a Clinical Quality Committee and a Compensation, Corporate Governance and Nominating Committee, whose principal functions are briefly described below. None of the members of any committee is an employee or officer of Gentiva, and each is independent in accordance with the Nasdaq listing standards.

During 2006, each incumbent director attended at least 75% of the aggregate number of meetings held by the Board and all committees on which the director served during the period that the director served. All Board members attended our 2006 Annual Meeting. It is our policy to encourage our Board members to attend the Annual Meeting.

Audit Committee

The principal functions and responsibilities of the Audit Committee include:

•	overseeing our internal control structure, financial reporting and legal and compliance program;

•	reviewing and selecting the independent registered public accounting firm, subject to shareholder ratification, to audit our consolidated financial statements;

•	receiving and acting on reports and comments from our independent registered public accounting firm and approving the firm’s fees;

•	reviewing critical accounting principles and estimates employed in our financial reporting;

•

reviewing our annual audited consolidated financial statements and quarterly financial statements with management and our independent registered public accounting firm and recommending inclusion of the financial statements in our annual report on Form 10-K;

•	maintaining direct lines of communication with the Board of Directors and our management, internal auditing staff and independent registered public accounting firm; and

•	reporting to the Board of Directors a summary of its findings and recommendations.

Mr. Ganzi serves as the Chairman, and Messrs. Troubh and Weston serve as members, of the Audit Committee. The Committee met five times in 2006. The Board of Directors has adopted a written charter for the Audit Committee, which is posted on our website at www.gentiva.com under the Investors section. The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board of Directors has determined that each member of the Audit Committee is “independent” under the heightened independence standards required for members of the Audit Committee by the Nasdaq listing standards, the rules of the Securities and Exchange Commission and the Audit Committee Charter. The Board of Directors has also determined that Victor F. Ganzi is an “audit committee financial expert,” as that term is defined by rules and regulations of the Securities and Exchange Commission.

Clinical Quality Committee

The principal functions and responsibilities of the Clinical Quality Committee include:

•	providing oversight of our clinical leadership in the development of leading edge clinical strategies and practices;

•	monitoring our performance against established internal and external benchmarking regarding clinical performance and outcomes;

•	facilitating the development of industry best practices based on internal and external data comparisons;

•	fostering enhanced awareness of our clinical performance by the Board of Directors and external sources;

•	establishing a long term, strategic clinical vision for Gentiva; and

•	reporting to the Board of Directors a summary of its findings and recommendations.

Dr. Mundinger serves as the Chairwoman, and Mr. Levine and Dr. Wilensky serve as members, of the Clinical Quality Committee. The Committee met four times in 2006. The Board of Directors has adopted a written charter for the Clinical Quality Committee, which is posted on our website at www.gentiva.com under the Investors section.

Compensation, Corporate Governance and Nominating Committee

The principal functions and responsibilities of the Compensation, Corporate Governance and Nominating Committee include:

•	overseeing and administering our executive compensation policies, plans and practices;

•	establishing and adjusting from time to time compensation for our Chief Executive Officer and our other executive officers;

•	authorizing the issuance of stock options, stock awards and other awards under our 2004 Equity Incentive Plan;

•	monitoring and safeguarding the independence of our Board of Directors;

•	overseeing succession planning for our Chief Executive Officer and other key executives;

•	seeking, considering and recommending qualified candidates for election as directors and recommending a slate of nominees for election by the shareholders at the Annual Meeting; and

•	reporting to the Board of Directors a summary of its findings and recommendations.

Mr. Levine serves as Chairman, and Messrs. Troubh and Weston serve as members, of the Compensation, Corporate Governance and Nominating Committee, which met eight times in 2006. The Board of Directors has adopted a written charter for the Compensation, Corporate Governance and Nominating Committee, which is posted on our website at www.gentiva.com under the Investors section. The Board has determined that each of the members of the Committee is an “independent director” as defined in the charter and under Nasdaq listing standards, is a “non-employee director” as defined in the charter and in Rule 16b-3 under the Exchange Act, and is an “outside director” as defined under Section 162(m) of the Internal Revenue Code and related regulations.

Compensation Committee Process

Our Compensation, Corporate Governance and Nominating Committee is responsible for determining the compensation of our Chief Executive Officer and our other executive officers. The Committee is responsible for administering our executive officers bonus plan, establishing goals and objectives relevant to executive compensation, and evaluating our executive officers’ performance. The Committee is also responsible for advising the Board of Directors about trends in director compensation and proposing guidelines regarding director compensation matters. The Committee makes recommendations to our Board of Directors regarding our incentive compensation and equity compensation plans and approves all awards under our equity compensation plans. The Committee also oversees our benefit plans and evaluates any proposed new retirement or executive benefit plans. The Committee may delegate its plan administrative duties, and in 2006 delegated its authority to administer the Gentiva Health Services, Inc. Employee Stock Purchase Plan to our Benefits Plan Administrative Committee, which is appointed by the Board of Directors.

The Compensation, Corporate Governance and Nominating Committee has sole authority, without full Board action, to retain and terminate outside advisors, such as compensation consultants. In 2006, the firm of Frederic W. Cook & Co., Inc. was engaged on behalf of the Committee to provide recommendations regarding executive officer compensation, including equity grants.

The Committee generally receives proposals and information from its compensation consultant and from the Chief Executive Officer for its consideration regarding executive and director compensation. As discussed below in the Compensation Discussion and Analysis, our Chief Executive Officer works closely with the Committee to maintain an open dialog regarding the Committee’s goals, progress towards achievement of those goals and expectations for future performance, and makes recommendations regarding the compensation of our officers other than himself.

Early in the year, our Compensation, Corporate Governance and Nominating Committee generally reviews our executive officers’ compensation, approves any salary increases and equity grants, evaluates and approves discretionary profit sharing contributions and the annual bonus awards for the prior year, and establishes the performance goals for the upcoming year. Throughout the year, the Committee oversees recruiting for executive and director positions and approves compensation for newly hired or promoted executives. The Committee also reviews our general employee benefit plans and approves changes as needed. At the end of the year, the Committee generally meets to review executive compensation and discuss potential compensation to be approved for the following year, and may approve salary increases or other compensation items for the following year.

Compensation Committee Interlocks and Insider Participation

None of the directors on the Compensation, Corporate Governance and Nominating Committee is or was formerly an officer or employee of Gentiva or had any relationship or related party transaction requiring disclosure under the rules of the Securities and Exchange Commission. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Compensation, Corporate Governance and Nominating Committee. In addition, none of our executive officers serves as a member of the compensation committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors.

Consideration of Director Nominees

The Compensation, Corporate Governance and Nominating Committee will consider recommendations for director nominees from an array of sources, including members of our Board, management and shareholders. Shareholders who would like the Compensation, Corporate Governance and Nominating Committee to consider a prospective candidate should submit the candidate’s name, biographical data and qualifications, as well as a written statement from the individual of his or her consent to be named as a candidate and, if nominated and elected, to serve as a director, to Gentiva’s Secretary, Gentiva Health Services, Inc., 3 Huntington Quadrangle, Suite 200S, Melville, New York 11747-4627. Submissions of names (and other required information) of prospective candidates for consideration by the Committee for nomination and election at our 2008 Annual Meeting of Shareholders must be received in writing by us at the above address on or after October 11, 2007 and on or before December 11, 2007. The Committee reserves the right to request additional information from the candidate to assist the Committee in the evaluation process.

The Compensation, Corporate Governance and Nominating Committee believes that all members of the Board should have the highest professional and personal ethics and values and have a record of outstanding ability and judgment. Directors should be committed to enhancing shareholder value and have sufficient time to attend meetings and participate effectively on the Board. Each director is expected to represent the interests of all shareholders.

While there is no firm requirement of minimum qualifications or skills that a director candidate must possess, the Compensation, Corporate Governance and Nominating Committee will evaluate director candidates based on a number of factors, including their independence, business judgment, leadership ability, experience in developing and analyzing business strategies, experience in the health care industry, strategic vision and financial literacy, and, for incumbent directors, their past performance. All members of the Board may interview the final candidates. The same identifying and evaluating procedures apply to all candidates for director nomination, including candidates submitted by shareholders.

In accordance with Nasdaq listing standards, we also ensure that at least a majority of our Board is independent under the Nasdaq definition of independence, and that the members of the Board as a group maintain the requisite qualifications under Nasdaq listing standards and under our committee charters for populating the Audit Committee and the Compensation, Corporate Governance and Nominating Committee.

Once the Compensation, Corporate Governance and Nominating Committee has evaluated the director candidates as described above, it recommends the slate of nominees to the independent directors for their approval. The Board of Directors then recommends the slate approved by the independent directors to the shareholders for their approval at the next annual meeting of shareholders.

Shareholder Communications

The Board of Directors has established a process for shareholders to send communications to the Board. Shareholders may communicate with the Board generally or with a specific director at any time by writing to Gentiva’s Secretary, Gentiva Health Services, Inc., 3 Huntington Quadrangle, Suite 200S, Melville, New York 11747-4627. The Secretary will forward communications to the director to whom they are addressed, or, if addressed to the Board generally, to the Chairman of the Compensation, Corporate Governance and Nominating Committee.

Code of Ethics

We have adopted two codes of ethics, a Code of Ethics for Senior Financial Officers and a Code of Business Conduct and Ethics. The codes are designed to promote honest and ethical conduct by our employees, officers and directors, and each is posted on our website at www.gentiva.com under the Investors section.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 14, 2007 (unless otherwise indicated), the amount of beneficial ownership of our common stock by:

•	our executive officers who are named in the Summary Compensation Table;

•	each director and nominee for director;

•	each beneficial owner of more than five percent of our common stock; and

•	all of our executive officers and directors as a group.

For the purpose of the table, a person or group of persons is deemed to have “beneficial ownership” of any shares that such person or group has the right to acquire within 60 days after March 14, 2007 through the exercise of options or exchange or conversion rights, but such shares are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

Name of Beneficial Owner	Amount of Shares of Common Stock and Nature of Beneficial Ownership(1)(2)(3)(4)	Percent of Class Owned (if more than 1%)
Robert Creamer	118,242	—
Ronald A. Malone	559,402	2.0%
Stephen B. Paige	82,706	—
John R. Potapchuk	248,296	—
H. Anthony Strange (5)	308,156	1.1
Victor F. Ganzi	71,013	—
Stuart R. Levine	29,325	—
Mary O’Neil Mundinger	27,316	—
Stuart Olsten (6)	227,974	—
John A. Quelch	4,762	—
Raymond S. Troubh (7)	178,622	—
Josh S. Weston	29,006	—
Gail R. Wilensky	30,480	—
Rodney D. Windley (8)	1,611,452	5.8
Wells Fargo & Company (9) 420 Montgomery Street San Francisco, CA 94104	2,378,229	8.6
WS Capital, L.L.C. (10) 300 Crescent Court, Suite 1111 Dallas, TX 75201	2,221,333	8.0
Dimensional Fund Advisors LP (11) 1299 Ocean Avenue Santa Monica, CA 90401	1,867,414	6.8
JPMorgan Chase & Co. (12) 270 Park Ave New York, NY 10017	1,774,075	6.4
Westfield Capital Management Co. LLC (13) One Financial Center, 24th Floor Boston, MA 02111-2690	1,564,850	5.7
Barclays Global Investors, NA (14) 45 Fremont Street San Francisco, CA 94105	1,375,581	5.0
All executive officers and directors as a group (16 persons) (15)	3,469,912	12.0

(1)	Unless otherwise indicated, the shareholders identified in this table have sole voting and investment power with respect to the shares beneficially owned by them.
(2)	Includes beneficial ownership of the following number of shares that may be acquired upon exercise of presently exercisable stock options under our 1999 Stock Incentive Plan or 2004 Equity Incentive Plan: Mr. Creamer—111,833; Mr. Malone—546,656; Mr. Paige—78,000; Mr. Potapchuk—213,103; Mr. Ganzi—17,500; Dr. Mundinger—17,500; Mr. Olsten—34,345; Mr. Troubh—17,500; and Dr. Wilensky—17,500.
(3)	Includes beneficial ownership of the following number of whole shares acquired and currently held under our Employee Stock Purchase Plan, as amended: Mr. Creamer—5,909; Mr. Malone—12,746; Mr. Paige—4,706; Mr. Potapchuk—9,881; and Mr. Strange—1,562.
(4)	Includes beneficial ownership of the following number of shares representing the equivalent of units deferred under our Stock & Deferred Compensation Plan for Non-Employee Directors: Mr. Ganzi—18,380; Mr. Levine—10,322; Dr. Mundinger—7,365; Mr. Olsten—18,380; Mr. Quelch—2,262; Mr. Troubh—15,350; Mr. Weston—7,374; Dr. Wilensky—7,436; and Mr. Windley—2,859.
(5)	In addition to the shares referred to in footnote (3), Mr. Strange’s holdings include 214,809 shares owned directly and 91,785 shares held by RT Management, LLC with respect to which Mr. Strange shares voting and investment power with Rodney D. Windley, Vice Chairman of our Board of Directors. Mr. Strange is a co-manager of RT Management, LLC and owns approximately 75% of the interest in the shares held by RT Management, LLC. Mr. Strange disclaims beneficial ownership in the shares held in RT Management, LLC, except to the extent of his pecuniary interest therein.
(6)	In addition to shares referred to in footnotes (2) and (4), Mr. Olsten’s holdings include 174,949 shares owned directly and 300 shares owned by his wife, as to which shares he disclaims beneficial ownership.
(7)	In addition to shares referred to in footnotes (2) and (4), Mr. Troubh’s holdings include 76,024 shares owned directly and 69,748 shares owned indirectly and held in a limited partnership in which Mr. Troubh has an approximate 44% interest and of which he is the general partner.
(8)	In addition to the shares referred to in footnote (4), Mr. Windley’s holdings include 1,399,410 shares owned directly, 117,398 shares owned indirectly through a grantor retained annuity trust, and 91,785 shares held by RT Management, LLC with respect to which Mr. Windley shares voting and investment power with H. Anthony Strange, our Executive Vice President and President, Gentiva Home Health. Mr. Windley is a co-manager of RT Management, LLC and owns approximately 25% of the interest in the shares held by RT Management, LLC. Mr. Windley disclaims beneficial interest in the shares held in RT Management, LLC, except to the extent of his pecuniary interest therein. The address of Mr. Windley is c/o Gentiva Health Services, Inc., 3 Huntington Quadrangle, Suite 200S, Melville, New York 11747.
(9)	Based on a Schedule 13G/A (Amendment No. 1) dated February 7, 2007 and filed with the Securities and Exchange Commission, as of December 31, 2006, Wells Fargo & Co. reported beneficial ownership of 2,378,229 shares, with sole voting power as to 2,352,024 of the shares, sole dispositive power as to 2,362,429 of the shares and shared dispositive power as to 12,000 of the shares. In the Schedule 13G/A, Wells Capital Management Incorporated reported that it held sole voting power as to 450,291 of the shares and sole dispositive power as to 2,304,206 of the shares. In addition, in the Schedule 13G/A, Wells Fargo Funds Management, LLC reported that it held sole voting power as to 1,885,933 of the shares and sole dispositive power as to 58,223 of the shares. Wells Fargo & Co. and its subsidiaries disclaim beneficial ownership of the shares.
(10)

Based on a Schedule 13G/A (Amendment No. 2) dated February 10, 2007 and filed with the Securities and Exchange Commission, as of December 31, 2006, WS Capital, L.L.C. reported beneficial ownership of 2,221,333 shares, with sole voting power and sole dispositive power as to all of the shares. In the Schedule 13G/A, WS Capital Management, L.P. reported beneficial ownership of 2,221,333 of the shares, with sole voting power and sole dispositive power as to all of the shares; WSV Management, L.L.C. reported beneficial ownership of 453,400 of the shares, with sole voting power and sole dispositive power as to all these shares; and WS Ventures Management, L.P. reported beneficial ownership of 453,400 shares, with sole voting power and sole dispositive power as to these shares. In addition, in the Schedule 13G/A, Reid S. Walker and G. Stacy Smith, who are both principals of WS Capital, L.L.C. and WSV Management, L.L.C., reported that they each hold sole voting power and sole dispositive power as to 2,674,733 shares. Patricia P. Walker, who is a principal of WSV Management L.L.C. and WS Ventures Management L.P., reported that she held sole voting power and sole dispositive power as to 453,400 of the shares. The Schedule 13G/A indicates that each of the reporting persons expressly disclaims membership in a “group” under Section 13(d) of the Exchange Act.

(11)	Based on a Schedule 13G dated February 1, 2007 and filed with the Securities and Exchange Commission as of December 31, 2006, Dimensional Fund Advisors LP (“Dimensional”) reported beneficial ownership of 1,867,414 shares with sole voting and dispositive power as to the shares. Dimensional furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. In its role as investment advisor or manager, Dimensional possesses investment and/or voting power over the shares, and may be deemed to be the beneficial owner of the shares. Dimensional disclaims beneficial ownership of the shares.
(12)	Based on a Schedule 13G dated February 7, 2007 and filed with the Securities and Exchange Commission as of December 29, 2006, JPMorgan Chase & Co. reported beneficial ownership of 1,774,075 shares, with sole voting power as to 1,719,875 of the shares and sole dispositive power as to 1,774,075 of the shares. The Schedule 13G indicates that JPMorgan Chase & Co. is the beneficial owner of the shares on behalf of other persons known to have one or more of the following: (i) the right to receive dividends for the shares; (ii) the power to direct the receipt of dividends from the shares; (iii) the right to receive the proceeds from the sale of the shares; or (iv) the right to direct the receipt of proceeds from the sale of the shares. This Schedule 13G was filed on behalf of JPMorgan Chase & Co. and its wholly owned subsidiaries, J.P. Morgan Investment Management Inc. and JPMorgan Investment Advisors Inc.
(13)	Based on a Schedule 13G/A (Amendment No. 1) dated February 14, 2007 and filed with the Securities and Exchange Commission, as of December 31, 2006, Westfield Capital Management Co., LLC reported beneficial ownership of 1,564,850 shares, with sole voting power as to 1,045,950 of the shares and sole dispositive power as to all of the shares. The Schedule 13G/A indicates that the shares are owned of record by certain mutual funds, institutional accounts and/or separate accounts managed by Westfield Capital Management Co., LLC. Westfield Capital Management Co., LLC disclaims any beneficial ownership in the shares.
(14)	Based on a Schedule 13G dated January 31, 2007 and filed with the Securities and Exchange Commission as of December 31, 2006, Barclays Global Investors, NA reported beneficial ownership of 536,819 of the shares and had sole voting power as to 459,253 of the shares and sole dispositive power as to all of the shares. In the Schedule 13G, Barclays Global Fund Advisors reported beneficial ownership of 821,374 of the shares and sole voting and dispositive power as to all of these shares. In addition, in the Schedule 13G, Barclays Global Investors, LTD reported beneficial ownership of 17,388 of the shares and sole voting and dispositive power as to all of these shares. The Schedule 13G indicates that the shares reported are held by Barclays Global Investors, NA in trust accounts for the economic benefit of the beneficiaries of those accounts.
(15)	Includes 2,292,518 shares owned directly and indirectly by current executive officers and directors, 1,087,666 shares that may be acquired upon exercise of presently exercisable stock options and 89,728 shares representing shares deferred as share units.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

Through our compensation program and each element of compensation in the program, we seek to attract, motivate and retain executive officers and to align the interests of our executive officers with the interests of our shareholders. At the same time, we seek to reinforce the objectives, priorities and core values of Gentiva, including providing superior quality care, ensuring a culture of compliance, and treating all employees and patients with respect. Our compensation program provides for:

•	competitive base salaries,

•	annual cash incentive opportunities, and

•	longer term equity awards.

The Compensation, Corporate Governance and Nominating Committee of our Board of Directors oversees our executive compensation program.

In 2006, our compensation programs, and in particular evaluations regarding officer performance, were impacted by our acquisition in February 2006 of The Healthfield Group, Inc., a regional provider of home healthcare, hospice and related services in the southeastern United States. Several of our executive officers played key roles in this acquisition, which we believe added considerable value for our shareholders. In addition, following the acquisition, our executive officers’ responsibilities were increased to include ensuring a smooth integration of Healthfield with our business operations. The Committee took these considerations into account in establishing the compensation of our executive officers for 2006. The Committee also wanted our executive officers to focus in 2006 on managing and reducing turnover of our caregivers, improving quality outcomes for our patients, maximizing the continuity of our business following the completion of the Healthfield acquisition, and achieving our financial and operational goals. Consequently, the Committee included these considerations in its evaluations of our officers’ performance and individual merit.

In 2006, the Committee engaged Frederic W. Cook & Co., Inc. as its independent compensation consultant to provide the Committee with competitive market data for its consideration in setting compensation for our executive officers. Prior to 2006, we had evaluated market data based on two peer groups, one of which focused on home health care businesses and the other of which was more general in nature, but still focused on health care-related companies. The home health care peer group consisted of Allied Healthcare International, Amedisys, Apria Healthcare Group, Lincare Holdings, Odyssey Healthcare, Pediatric Services of America and VistaCare. The more general, but still health care-related, group consisted of AMN Healthcare Services, AmSurg, Cross Country Healthcare, Manor Care, Medical Staffing Network Holdings, Option Care, Priority Healthcare, RehabCare and Renal Care Group. In 2006, in part because of the Healthfield acquisition, the Committee decided to review the composition of the peer groups we were using for market comparison, and discussed with the consultant various changes to the composition of the peer group. In early 2006, the consultant provided data using both the previous, broader peer groups and a revised, more limited set of peer groups, along with a comparison of the groups. Our Committee reviewed and considered all of the data in evaluating the market for our executives’ compensation in 2006, but did not make a determination at that time regarding the appropriate peer group to use for market data going forward. We anticipate that a new peer group will be chosen in 2007 to better reflect the peers of our combined company following the acquisition.

Although we consider market data to understand competitive compensation, industry trends and best practices regarding various compensation elements, in 2006 we did not follow a particular benchmark with regard to competitive data. We made this decision in 2006 because of the transformational changes in our company and our desire for flexibility in designing our compensation program. Instead, the competitive data provided us with a general gauge with which to assess current market compensation levels and practices. In addition, we do not have any particular benchmark or guideline for the mix of various elements of compensation, although we take into consideration market trends.

Our Chief Executive Officer works closely with the Committee to maintain an open dialog regarding the Committee’s goals, progress towards achievement of those goals and expectations for future performance. The Chief Executive Officer updates the Committee regularly on results and compensation issues. Our Chief Executive Officer also provides the Committee with recommendations regarding compensation for our executive officers other than himself. In part because the Chief Executive Officer works so closely with the Committee throughout the year, the Committee is in a unique position to evaluate his performance and make its own determinations regarding appropriate levels of compensation for the Chief Executive Officer.

Section 162(m) of the Internal Revenue Code limits our tax deduction for compensation over $1,000,000 paid to our Chief Executive Officer and to certain other executive officers. Compensation that meets the requirements for qualified performance-based compensation or certain other exceptions under the Internal Revenue Code is not included in this limit. Generally, the Committee takes into account the tax deductibility of compensation for executive officers in decisions regarding our executive compensation program. Accordingly, our stock options are typically designed to qualify as performance-based compensation exempt from the limit of Section 162(m). However, in order to qualify as performance-based compensation, payments must generally be formulaic, resulting in a loss of flexibility. Therefore, our Committee provides some compensation that may not be deductible in order to compensate executive officers in a manner commensurate with performance and the competitive environment for executive talent, and to maintain the flexibility to provide compensation that the Committee believes more accurately reflects all of the subjective and objective factors that determine an executive’s level of success and deliver value to our shareholders.

Base Salary

The Committee establishes the base salary for our Chief Executive Officer and our other executive officers each year. The Chief Executive Officer’s annual base salary is subject to the minimum of $525,000 provided for in his employment agreement with us. In setting the base salaries for 2006, the Committee gave consideration to the relative importance of each executive officer’s position, the officer’s performance and contributions to Gentiva, and the recommendations of the Chief Executive Officer for the base salaries of officers other than himself. The Committee also considered the market data provided by its independent compensation consultant, although the consultant did not recommend specific salary adjustments.

Messrs. Malone, Potapchuk and Paige, who were instrumental to the Healthfield acquisition and were heavily involved in the integration of Healthfield, received increases based on merit and, in part, to build internal consistency among the salaries of the executives from each of the legacy companies. Mr. Potapchuk’s annual base salary was increased from $290,000 to $340,000 and Mr. Paige’s annual base salary was increased from $260,000 to $300,000. Mr. Malone received an increase from $575,000 to $625,000. In connection with the integration process and internal restructuring as a result of that process, Mr. Creamer transitioned from Senior Vice President—Home HealthCare Operations to Senior Vice President in charge of our CareCentrix segment and did not receive a salary increase for 2006. Mr. Strange’s annual base salary was set at $425,000, as negotiated in connection with the Healthfield acquisition and as reflected in the letter agreement that we entered into with Mr. Strange at the time of the acquisition.

Annual Incentive Compensation

Under our compensation program, an important part of each executive officer’s annual cash compensation is provided under our Executive Officers Bonus Plan, and therefore is dependent on achievement of corporate performance goals and individually tailored performance criteria. We believe that this program is part of the basic package provided by companies with whom we compete for executive talent, and thus helps us remain competitive. At the same time, we believe this program specifically encourages our executives’ efforts in meeting our objectives, priorities and core values, which form the basis for the goals, and in particular, the individual performance goals, under this program. In 2006, we believe that this program helped to encourage and reward our executives’ achievement of the successful integration of Healthfield into Gentiva in an efficient manner that we believe will provide long-term value to our stockholders.

Each year, the Committee establishes corporate performance goals and individual performance goals, as well as a weight for each of the goals, for each executive officer. The Committee also establishes a target level bonus amount for each executive officer as a percentage of base salary, which is used at the end of the year as the basepoint for determining any actual bonus payments. The target bonus amounts and performance goals for 2006 are described below in the narrative following the Summary Compensation Table.

For 2006, the Committee set Mr. Malone’s target bonus amount at the target bonus level provided under his employment agreement. The Committee set our named executive officers’ target bonuses, other than Mr. Malone’s, after considering recommendations provided by Mr. Malone. The target awards were set at the same percentage of base salary that was used in 2005. We believe that these levels of annual incentive awards are consistent with the market, and provide internal consistency among our executive officers based on their levels of responsibility and contributions to our success.

The actual amount payable for annual bonuses is determined by the Committee in its discretion after the end of the year, based on the extent to which performance goals were met or exceeded. As discussed in the narrative following the Summary Compensation Table, for 2006 corporate performance, the Committee established revenue and EBITDA targets. Because the Committee anticipated that integration efforts might impact achievement of targeted corporate financial results immediately following the acquisition of Healthfield in February of 2006, but expected that this effect could be overcome by the end of the year, part of the corporate performance metrics were also based on annualized fourth quarter 2006 revenue and EBITDA results. The corporate goals for 2006 were based on our budgeted revenue and EBITDA for 2006, which included budgeted revenues and EBITDA for Healthfield following the acquisition. At the time these goals were established, we considered them to be reasonably attainable.

The individual goals were largely based on recommendations and input from our Chief Executive Officer, other than individual goals for our Chief Executive Officer himself, which were set by the Committee. In addition, the Committee took into consideration the importance of the integration of Healthfield in 2006 in establishing individual performance goals and designed all of our officers’ individual goals to be internally consistent. The individual goals are based on subjective and objective criteria that are intended to support the corporate financial goals, and the Committee has discretion to evaluate achievement of individual goals at the end of the year.

At its meeting in February 2007, the Committee evaluated individual and corporate performance for 2006. The Committee received a presentation from our Chief Executive Officer regarding his evaluation and recommended bonus levels for each named executive officer, based on the level of achievement of the corporate and individual goals for 2006, as well as a self-assessment of his own performance. The Committee then considered the level of achievement of the pre-established corporate and individual goals, and focused on the executives’ successful achievement of a smooth integration in 2006 following the acquisition of Healthfield, which, as discussed above, played a significant role in the goals the Committee established for 2006. The Committee noted that, following the Healthfield acquisition, we did not experience any loss of key business or key executives, and we achieved considerable financial synergies. In addition, the Committee considered the significant value achieved for our shareholders during 2006. As a result, the Committee decided to award bonuses above target to Messrs. Malone, Potapchuk, Paige and Creamer. Mr. Strange received a target level bonus pursuant to the terms of his letter agreement as discussed below under “Executive Agreements.” The amounts of the 2006 annual bonuses are set forth in the Summary Compensation Table below.

Discretionary Compensation

On February 28, 2006, Gentiva completed the strategic acquisition of Healthfield. In recognition of the leadership and efforts of Messrs. Malone, Potapchuk and Paige in connection with the Healthfield acquisition, the Committee awarded these officers one-time discretionary bonuses in the amounts of $200,000, $130,000 and $110,000, respectively. The Committee subjectively determined these amounts, which in the case of Messrs. Potapchuk and Paige were based in part on Mr. Malone’s recommendations. These bonuses were not part of our standard compensation program and were not considered in determining other compensation elements.

Equity Incentive Awards

We believe that stock option grants strengthen the mutuality of interest between our executive officers and our shareholders because the potential compensation an executive can receive is tied directly to appreciation of our stock price. We believe this form of compensation is particularly effective for those individuals who have the most impact on the management and success of our business, providing them with a valuable long-term incentive while providing us with a valuable retention tool through the use of vesting periods. We also believe that stock options are an important part of a competitive compensation structure needed to attract and retain talented executives. Stock options can also provide tax advantages to executives and are generally structured to be deductible to us under Section 162(m).

Generally, at the beginning of each year, we make an annual grant of options to a broad group of managers that includes our named executive officers. The Committee establishes a pool for the number of options that will be available for that grant. In 2006, the compensation consultant provided the Committee with an extensive analysis regarding the value and cost of our outstanding equity awards, dilutive impact of prior and proposed grants, and market rates of equity grants that assisted the Committee in establishing the option pool for 2006. The Committee considered all of the factors addressed in the consultant’s analysis, as well as our needs for retention of and competitive compensation for our executives in the critical transition period following the Healthfield acquisition, and established a pool of up to 1,000,000 stock options. The size of the pool reflects the addition of Healthfield employees due to the acquisition.

Historically, our Committee has typically made broad-based stock option grants in the beginning of each fiscal year. For 2006, however, to include key employees of Healthfield, the Committee met in mid-March following completion of the acquisition and awarded options with a grant date of March 31, 2006. Consistent with historical practice, the Committee set the exercise price of the options as the volume weighted average price of a share of our common stock on Nasdaq on the grant date, because we believe that using a volume weighted average price to determine the market value of our stock provides a fairer and more accurate reflection of value than other commonly used methods.

In determining the number of stock options to award to each of our named executive officers, the Committee considered each individual’s role and potential contribution to our business, the amount of previous grants made to each individual, and the appropriate level of award for each executive in relation to the other executive officers and in light of the pool of options for 2006. For options granted to named executive officers other than the Chief Executive Officer, the Committee also considered the Chief Executive Officer’s recommendations. The compensation consultant’s analysis of market data on equity grants provided additional guidance to the Committee in determining appropriate market levels of equity grants. In 2006, the Committee considered whether to continue to use stock options or begin using other types of awards. After evaluating the accounting treatment, deductibility under Section 162(m) (as described above), dilution, perceived value and other advantages and disadvantages of different award types, the Committee decided to continue to use stock options for the long-term equity component of our executives’ compensation, and made the grants reflected in the Grants of Plan-Based Awards table, below.

Executive Agreements

We have entered into severance agreements with each of our named executive officers, other than Mr. Malone, who has an employment agreement with severance provisions. We have also entered into change in control agreements with each of our named executive officers. The change in control agreements and severance agreements are designed so that executives can only receive benefits under one of the two agreements upon termination; they cannot receive benefits under both. These agreements are described in detail in the section below entitled “Potential Payments upon Termination or Change in Control.” Mr. Strange’s severance agreement is included in a letter agreement that we entered into with him at the time of the Healthfield acquisition, in part to document the terms of his employment and obtain his release of any rights he may have had under his employment agreement with Healthfield.

We believe that the severance agreements help us to attract talented executives, by providing an executive with security in the event that we terminate him or her without cause, or in some cases if specified actions on our part cause the executive to leave voluntarily. We believe that these agreements provide security to our executives that allows them to focus on managing our business and, in the event the executive’s position is terminated without wrongdoing by the executive, to transition to a new position. These agreements also allow us to obtain a release of claims from the executive and valuable covenants to protect our confidentiality and non-competition and non-solicitation agreements that protect our business.

If there is a change in control, our business may change significantly and any of our executives may not have a place in the resulting company, or may face a significantly changed working environment. Even the rumor of a potential change in control can create uncertainty that could have a disruptive effect on our business and lead to executive departures. Therefore, our change of control agreements are designed to provide additional security for our executives in the event that their employment is terminated, or if we take actions that cause them to leave voluntarily, as a result of a change of control of Gentiva. The additional benefits these agreements offer upon a change of control provide an incentive for executives to pursue potential business transactions that could be very valuable to us and to our shareholders, but which could create an uncertain future for our executive officers. We also provide accelerated option vesting in the event of a change of control, to reward our executives for pursuing the business transaction and allow them to participate fully in any resulting increase in the value of our stock.

Other Compensation

In addition to the primary compensation elements discussed above, we provide our executives with various benefits and perquisites as described in the Summary Compensation Table and the narrative accompanying the table. The incremental cost to us of these benefits and perquisites represents a small percentage of each executive’s total compensation package, and we believe that these enhanced benefits and perquisites provide our executives with security, convenience and support services that allow them to more fully focus attention on carrying out their responsibilities to us. In addition, we believe that these benefits and perquisites help us to be competitive and retain talented executives.

We also maintain the Gentiva Health Services, Inc. Nonqualified Retirement and Savings Plan to provide competitive executive retirement benefits to our executive officers as described in the narrative following the Nonqualified Deferred Compensation table below. The plan permits us to make discretionary matching and profit-sharing contributions, which are determined by our Compensation, Corporate Governance and Nominating Committee. In 2006, the Committee established matching contributions at the same level as we provide under our 401(k) plan for all eligible employees. Following a review of historical profit sharing amounts as well as corporate performance in 2006, the Committee also established a profit sharing contribution equal to 5% of 2006 compensation in excess of $100,000. We believe that our deferred compensation benefits aid in retention because they generally require the executive to remain with us for at least five years to be entitled to payment in full of company contributions, and provide tax benefits that executives value.

Compensation, Corporate Governance and Nominating Committee Report

The Compensation, Corporate Governance and Nominating Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. Based on this review and discussion, the Compensation, Corporate Governance and Nominating Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION, CORPORATE GOVERNANCE AND NOMINATING COMMITTEE

Stuart R. Levine, Chairman

Raymond S. Troubh

Josh S. Weston

The foregoing report is not deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission or subject to the Securities and Exchange Commission’s proxy rules or the liabilities of Section 18 of the Exchange Act, and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by us under the Securities Act of 1933, as amended, or the Exchange Act.

Summary Compensation Table

The following table sets forth compensation earned by our Chief Executive Officer, our Chief Financial Officer, and our other three most highly compensated executive officers for the year ended December 31, 2006. We refer to these individuals to as the “named executive officers.”

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonquali- fied Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Ronald A. Malone Chief Executive Officer and Chairman of the Board	2006	$615,962	$200,000	—	$311,950	$650,000	—	$115,324	(3)	$1,893,236
John R. Potapchuk Executive Vice President, Chief Financial Officer and Treasurer	2006	$330,961	$130,000	—	$155,200	$215,000	—	$62,445	(4)	$893,606
H. Anthony Strange Executive Vice President and President, Gentiva Home Health(5)	2006	$359,607	—	—	$138,450	$255,000	—	$52,950	(6)	$806,007
Stephen B. Paige Senior Vice President, General Counsel and Secretary	2006	$292,769	$110,000	—	$99,600	$160,000	—	$49,806	(7)	$712,175
Robert Creamer Senior Vice President, CareCentrix(8)	2006	$275,000	—	—	$120,920	$152,000	—	$42,404	(9)	$590,324

(1)	The amounts in this column reflect one-time discretionary bonus awards paid in March 2006 for leadership and direction in connection with the February 28, 2006 acquisition of The Healthfield Group, Inc.
(2)	The amounts in this column reflect the dollar amounts recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with Statement of Financial Accounting Standards No. 123(R), “Share-Based Payments” (“SFAS 123(R)”), for awards made under our stock option plans, which include amounts from awards granted in and prior to 2006. Assumptions used in the calculation of these amounts are included in note 10 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006.
(3)	This amount for Mr. Malone includes an automobile lease, gas and insurance; gross-up of the taxable portion of income for the automobile lease; an executive physical; company-paid life insurance premiums; and $36,479 in matching contributions and $55,798 in profit sharing contributions under our Nonqualified Retirement and Savings Plan.
(4)	This amount for Mr. Potapchuk includes an automobile lease, gas, maintenance and insurance; gross-up of the taxable portion of income for the automobile lease; an executive physical; company-paid life insurance premiums; and $17,729 in matching contributions and $24,548 in profit sharing contributions under our Nonqualified Retirement and Savings Plan.
(5)	Mr. Strange was appointed as our Executive Vice President and President of Gentiva Home Health, effective February 28, 2006. Compensation for Mr. Strange reflects his employment with us from March 1, 2006 to December 31, 2006.
(6)	This amount for Mr. Strange includes an automobile allowance; a gross up of the taxable portion of income for the automobile allowance; our matching contributions under the Healthfield 401(k) plan; $11,179 in health insurance premiums; and $19,244 in profit sharing contributions under our Nonqualified Retirement and Savings Plan.
(7)	This amount for Mr. Paige includes an automobile allowance, gas, maintenance and insurance; gross-up of the taxable portion of income for the automobile allowance; an executive physical; company-paid life insurance premiums; and matching contributions and $21,138 in profit sharing contributions under our Nonqualified Retirement and Savings Plan.
(8)	Mr. Creamer resigned on March 22, 2007.
(9)	This amount for Mr. Creamer includes an automobile lease, gas, and insurance; gross-up of the taxable portion of income for the automobile lease; an executive physical; life insurance premiums; and $11,250 in matching contributions and $13,750 in profit sharing contributions under our Nonqualified Retirement and Savings Plan.

Grants of Plan-Based Awards in 2006

Name	Grant Date	Compensation Committee Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#) (2)	Exercise or Base Price of Option Awards ($/Sh)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
			Thresh- old ($)	Target ($)	Maximum ($)	Thresh- old ($)	Tar- get ($)	Maxi- mum ($)
Ronald A. Malone	3/31/2006	3/16/2006				—	—	—	—	100,000	$18.22	$728,000
	N/A	N/A	—	$625,000	$1,250,000
John R. Potapchuk	3/31/2006	3/16/2006				—	—	—	—	45,000	$18.22	$327,600
	N/A	N/A	—	$204,000	$408,000
H. Anthony Strange	3/31/2006	3/16/2006				—	—	—	—	65,000	$18.22	$473,200
	N/A	N/A	—	$255,000	$510,000
Stephen B. Paige	3/31/2006	3/16/2006				—	—	—	—	32,000	$18.22	$232,960
	N/A	N/A	—	$150,000	$300,000
Robert Creamer	3/31/2006	3/16/2006				—	—	—	—	32,000	$18.22	$232,960
	N/A	N/A	—	$151,250	$302,500

(1)	Potential payouts of annual incentive awards under the Executive Officers Bonus Plan.
(2)	Grant of options under the 2004 Equity Incentive Plan.
(3)	The exercise price was determined by calculating the volume weighted average price of a share of our common stock on the Nasdaq Stock Market on the grant date.
(4)	Assumptions used in the calculation of these amounts are included in note 10 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

Employment Agreement with Ronald A. Malone

We entered into an employment agreement with Mr. Malone, our Chief Executive Officer and Chairman of our Board of Directors, effective March 22, 2004. The agreement has a term of four years and will automatically extend for consecutive one-year periods unless either party gives at least six months’ notice to the other party of its intention not to extend the agreement. The employment agreement provides that Mr. Malone will receive an annual base salary of at least $525,000 and an annual target bonus opportunity equal to 100% of his base salary, with a maximum bonus opportunity of 150% of his base salary, or such other greater amount as determined by our Board of Directors or a committee of the Board. Mr. Malone is also entitled to participate in our incentive plans, general benefits and perquisites as provided to other executive officers.

The employment agreement provides for certain benefits upon termination, and Mr. Malone is also entitled to certain additional benefits under his Change in Control Agreement, each as described below in the section entitled “Potential Payments Upon Termination or Change in Control.”

Letter Agreement with H. Anthony Strange

Effective February 28, 2006 and in connection with the Healthfield acquisition, we entered into a letter agreement with Mr. Strange setting out the terms and conditions of his employment with us. The letter provides for Mr. Strange to serve as an Executive Vice President of Gentiva and President of Gentiva Home Health. As provided in the letter, Mr. Strange is entitled to an annual base salary of $425,000, a target annual bonus equal to 60% of his annual base salary, annual stock option grants and other benefits commensurate with his position. The letter agreement also provides for severance benefits as described below under the heading “Potential Payments Upon Termination or Change in Control.”

2004 Equity Incentive Plan

We maintain the Gentiva Health Services, Inc. 2004 Equity Incentive Plan, which is administered by our Compensation, Corporate Governance and Nominating Committee. The Committee designates participants to receive awards, determines the types of awards to be granted, sets the terms and conditions of the awards, and makes all other determinations needed for the Equity Incentive Plan. The maximum number of shares for which awards may be granted to any individual participant in any calendar year is 500,000 shares, although to date we have not granted awards for more than 200,000 shares to any individual in any calendar year.

The Equity Incentive Plan permits the Committee to grant stock options, stock appreciation rights, restricted stock, stock units and cash awards. To date, our awards under the Equity Incentive Plan have consisted solely of stock options. The stock options we granted in 2006 become exercisable on a four-year schedule, with 50% of each award becoming exercisable on the second anniversary of the grant date, 25% of the award becoming exercisable on the third anniversary of the grant date, and the remainder becoming exercisable on the fourth anniversary of the grant date. Stock options also become fully exercisable earlier upon a change in control, as described below under the heading “Potential Payments Upon Termination or Change in Control.” Generally, the exercise price of each option must equal the fair market value of a share of our stock on the date of grant. Fair market value is determined by the Committee, and for the 2006 awards, was determined to be equal to the volume weighted average price of a share of our common stock on Nasdaq on the grant date of the awards.

Prior to the adoption of the 2004 Equity Incentive Plan, we made option grants under the Gentiva Health Services, Inc. 1999 Stock Incentive Plan. A small portion of the expense reflected in the Summary Compensation Table in the column labeled “Option Awards” reflects the vesting of outstanding awards issued under the 1999 plan.

Executive Officers Bonus Plan

We provide our executive officers with annual incentive awards, which we refer to as the executives’ annual bonuses, under our Executive Officers Bonus Plan. The Bonus Plan is administered by our Compensation, Corporate Governance and Nominating Committee, which has the authority to establish performance goals and formulas for determining incentive awards under the plan each fiscal year, select the executives who will participate, and determine whether the performance goals for any fiscal year have been achieved. Under the Bonus Plan, the amount of any executive’s annual bonus may not be greater than the lesser of 200% of the executive’s annual base salary or $2.5 million.

In 2006, the Compensation, Corporate Governance and Nominating Committee set our named executive officers’ target bonuses. Messrs. Strange and Potapchuk were eligible for target bonuses equal to 60% of their base annual salaries. Mr. Creamer’s target bonus was set at 55% of his base annual salary, and Mr. Paige’s target bonus was set at 50% of his base annual salary. The Committee set Mr. Malone’s target bonus amount at 100% of his base annual salary, which is the target bonus level provided under his employment agreement. The Committee also set the maximum potential bonus compensation for all executive officers at 200% of their target bonuses.

The actual amount payable for annual bonuses is determined by the Compensation, Corporate Governance and Nominating Committee in its discretion at the end of the year, based on the extent to which performance goals were met or exceeded. Each eligible executive’s goals for determining 2006 bonus eligibility and amount are based upon a combination of criteria related to overall corporate financial performance and individually tailored performance criteria. For the named executive officers, the corporate financial performance goals for 2006 include achievement of designated levels of revenue and earnings before interest, taxes, depreciation and amortization (EBITDA) for the fiscal year. In addition, because the Committee anticipated that integration efforts might impact achievement of targeted corporate financial results immediately following the acquisition of Healthfield in February of 2006, but expected that this effect could be overcome by the end of the year, part of the corporate performance metrics were also based on annualized fourth quarter 2006 revenue and EBITDA results. The individual goals varied by named executive officer depending on the officer’s area of responsibility, but generally related to achieving successful integration of the companies, developing succession planning for our management, and the individual officer’s general level of leadership in his or her area. The individual goals are based on subjective criteria rather than numerical formulas. The Bonus Plan permits the Committee to reduce awards based on such factors or conditions as it deems relevant, and to adjust awards to take into account certain unusual or nonrecurring events.

At its meeting in February 2007, the Compensation, Corporate Governance and Nominating Committee evaluated individual and corporate performance for 2006. As a result, as discussed above in the Compensation Discussion and Analysis, the Committee granted the awards reported in the Summary Compensation Table above in the column entitled “Non-Equity Incentive Plan Compensation.”

Bonuses are paid in a single lump sum in cash after the end of the fiscal year. Generally, an executive must remain employed through the end of the year to receive a bonus, except in certain circumstances as described below under the heading “Potential Payments Upon Termination or Change in Control.”

Retirement Benefits

During 2006, Mr. Strange participated in the Healthfield, Inc. Hugs$ Retirement Plan, Healthfield’s tax-qualified 401(k) plan. Under this plan, Healthfield employees may contribute a portion of their compensation on a pre-tax basis, and we may make discretionary matching contributions. For 2006, we matched 50% of each participant’s contributions that did not exceed 5% of the participant’s compensation, with a maximum matching contribution of $5,000. Mr. Strange is fully vested under the 401(k) plan. Other than Mr. Strange, our named executive officers did not participate in our tax-qualified retirement plans during 2006. Our executive officers are eligible for the Gentiva Health Services, Inc. Nonqualified Retirement and Savings Plan, as described in detail below under the Nonqualified Deferred Compensation table.

Other Benefits and Perquisites

We provide each of our executive officers with either an automobile allowance or a vehicle that we lease for the executive’s use. In addition, we cover the costs of maintenance and insurance, and in some cases pay the cost of gasoline. We also pay an additional tax gross-up to cover income taxes on these benefits.

Our executive officers are also entitled to an annual executive physical. We pay the full cost of the physical, which is based on contractual rates we negotiated with the provider of the physicals. We also provide our executive officers with life insurance benefits, as described below under the heading “Potential Payments Upon Termination or Change in Control.”

During 2006, Mr. Strange continued to participate in Healthfield’s benefit programs and did not participate in the life insurance programs provided to our other executive officers. Mr. Strange participated in the Healthfield medical plan, under which executives could elect to receive benefits under a preferred provider organization arrangement that was not available to other employees. Employer-paid premiums for Mr. Strange’s medical benefits are included in the amounts shown for him in the “All Other Compensation” column of the Summary Compensation Table.

Outstanding Equity at 2006 Fiscal Year-End

The following table sets forth information regarding all outstanding equity awards held by the named executive officers at December 31, 2006:

Name	Option Awards								Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Ronald A. Malone	— 25,000 100,000 70,000 186,667 134,760 30,229	(2) (3) (4) (5) (6) (7)	100,000 50,000 — — — — —	(1) (2)	— — — — — — —	$ $ $ $ $ $ $	18.22 16.38 12.87 8.74 7.50 3.91 1.74	3/31/2016 1/3/2015 12/31/2013 1/2/2013 6/14/2012 1/2/2011 3/15/2010	— — — — — — —	— — — — — — —	— — — — — — —	— — — — — — —
John R. Potapchuk	— 15,000 60,000 40,000 58,500 39,603	(2) (3) (4) (8) (6)	45,000 30,000 — — — —	(1) (2)	— — — — — —	$ $ $ $ $ $	18.22 16.38 12.87 8.74 7.50 3.91	3/31/2016 1/3/2015 12/31/2013 1/2/2013 6/14/2012 1/2/2011	— — — — — —	— — — — — —	— — — — — —	— — — — — —
H. Anthony Strange	—		65,000	(1)	—		$18.22	3/31/2016	—	—	—	—
Stephen B. Paige	— 8,000 30,000 40,000	(2) (3) (9)	32,000 16,000 — —	(1) (2)	— — — —	$ $ $ $	18.22 16.38 12.87 9.63	3/31/2016 1/3/2015 12/31/2013 7/14/2013	— — — —	— — — —	— — — —	— — — —
Robert Creamer	— 13,333 50,000 36,000 17,499	(2) (3) (4) (8)	32,000 26,667 — — —	(1) (2)	— — — — —	$ $ $ $ $	18.22 16.38 12.87 8.74 7.50	3/31/2016 1/3/2015 12/31/2013 1/2/2013 6/14/2012	— — — — —	— — — — —	— — — — —	— — — — —

(1)	These options were granted on March 31, 2006 and vest 50% two years from the grant date, 75% three years from the grant date, and 100% four years from the grant date.
(2)	These options were granted on January 3, 2005 and vest 33 1/3% one year from the grant date, 66 2/3% three years from the grant date and 100% four years from the grant date.
(3)	These options were granted on December 31, 2003 and were vested in full by December 31, 2005.
(4)	These options were granted on January 2, 2003 and were vested in full by January 2, 2006.
(5)	These options were granted on June 14, 2002 and were vested in full by December 30, 2005.
(6)	These options were granted on January 2, 2001 and were vested in full by June 13, 2002.
(7)	These options were granted on March 15, 2000 and were vested in full by June 13, 2002.
(8)	These options were granted on June 14, 2002 and were vested in full by June 14, 2005.
(9)	These options were granted on July 14, 2003 and were vested in full by December 30, 2005.

Option Exercises and Stock Vested in 2006

The following table sets forth information regarding all exercises of stock options by our named executive officers during the 2006 fiscal year:

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Ronald A. Malone	60,950	$965,662	—	—
John R. Potapchuk	34,500	$515,829	—	—
H. Anthony Strange	—	—	—	—
Stephen B. Paige	—	—	—	—
Robert Creamer	47,715	$478,174	—	—

(1)	Value realized on exercise was determined by calculating the difference between the market price of our common stock on the exercise date and the exercise price.

Nonqualified Deferred Compensation

The following table sets forth information regarding our named executive officers’ deferred compensation arrangements that are not tax qualified.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($) (1)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE ($) (1)
Ronald A. Malone	$72,958	$92,277	$73,081	—	$1,280,394
John R. Potapchuk	$35,458	$42,277	$77,705	$50,000	$758,990
H. Anthony Strange	—	$19,244	—	—	$19,244
Stephen B. Paige	$13,846	$28,061	$1,312	—	$72,876
Robert Creamer	$22,500	$25,000	$22,204	$15,000	$314,222

(1)	The “Registrant Contributions in Last FY” column and “Aggregate Balance at Last FYE” column include our matching and profit sharing contributions that were actually made during 2007 with respect to the 2006 plan year, which are also reported in the Summary Compensation Table under “All Other Compensation.”

Gentiva Health Services, Inc. Nonqualified Retirement and Savings Plan

Our named executive officers are eligible to participate in the Gentiva Health Services, Inc. Nonqualified Retirement and Savings Plan, which is a nonqualified defined contribution retirement plan covering our highly compensated employees. Under the plan, our executives may contribute up to 30% of their base salary and up to 75% of their bonuses and annual incentive awards, each on a pre-tax and/or after-tax basis. The plan permits us to make discretionary matching and profit-sharing contributions, which are determined by our Compensation, Corporate Governance and Nominating Committee. We currently match 50% of a participant’s contributions that do not exceed 6% of the participant’s compensation (for a contribution up to 3% of compensation). For 2006, we made profit sharing contributions equal to 5% of each participant’s compensation in excess of $100,000. Employees must be employed on the last day of the year to receive the profit sharing contribution. Compensation used to calculate these contributions includes base salary, as well as the bonuses and annual incentive awards that were paid in 2006.

Participants become 25% vested in our matching and profit sharing contributions after completing two years of service with us, 50% vested after three years of service, 75% vested after four years of service, and 100%

vested after five years of service. Participants also become fully vested upon termination of employment due to their death or disability, and upon a change in control, as described more fully in the section below entitled “Potential Payments Upon Termination or Change in Control.” An employee is always 100% vested in his or her own contributions.

Contributions under the plan are credited to a bookkeeping account for the participant. Each account is adjusted for earnings and losses based on the performance of investment options, principally mutual funds, the participant selects. Distributions under the plan are generally made in a lump sum or up to ten annual installments, as the participant elects, following termination of employment. A participant may request a withdrawal during employment of any after-tax contributions, or of other contributions in the event of an unforeseeable emergency. In addition, accounts may be fully distributed following a change in control. A participant’s after-tax contributions are set aside in a trust for the benefit of the participant. All other contributions are unfunded and payable from our general assets, although we have set aside funds in a trust that is subject to the claims of our general creditors to help us pay those benefits.

Employment Agreement with Mr. Malone

In addition to any amounts deferred under our deferred compensation or savings plans, under his employment agreement, Mr. Malone has the right to defer payment of up to 50%, or such greater percentage as we permit, of his base salary and annual bonus and must defer any portion of his annual bonus that would not be deductible to us under Section 162(m) of the Internal Revenue Code. The deferred amounts would be credited with interest at 1% above the prime rate in effect each calendar quarter and would be paid out in a lump sum following termination of Mr. Malone’s employment, unless he elects a different payment date.

Potential Payments Upon Termination or Change in Control

This section describes payments that would be made to our named executive officers upon a change in control of Gentiva or following termination of employment. In the first part of this section, we describe benefits that will be provided under our severance and change in control agreements, which are designed so that executives can only receive benefits under one of the two agreements upon termination; they cannot receive benefits under both. At the end of this section, we describe termination and change in control benefits provided under other general plans and arrangements that apply to any participating executive officer.

Severance Benefits under Mr. Malone’s Employment Agreement

Under Mr. Malone’s employment agreement, upon his termination due to death, his widow is entitled to a lump sum payment equal to six months’ base compensation, and any accrued retirement benefits become fully vested. Upon his termination due to disability, he is entitled to accelerated vesting of any accrued retirement benefits. For this purpose, disability means long-term disability within the meaning of our long-term disability plan. If we give notice that the employment agreement will not be renewed, Mr. Malone will receive a pro rata portion of the target bonus payment for the year of termination.

Mr. Malone’s employment agreement provides for the following severance benefits upon his termination by us without “cause” or his voluntary termination for “good reason”:

•

a lump sum equal to two times Mr. Malone’s base salary and target bonus for the year of termination, or one and one-half times in the case of termination for “good reason” by Mr. Malone upon our notice of nonextension of the employment agreement, which notice must be given by us at least six months before March 22, 2008, the end of the initial four year term of the agreement;

•	accelerated vesting of any accrued retirement benefits;

•

continued medical benefits for up to two years on the same basis as an active employee, or one and one-half years in the case of termination for “good reason” by Mr. Malone upon our notice of nonextension of the employment agreement; and

•	an additional two years of vesting for his options or other equity-based awards.

Under the employment agreement, “cause” means Mr. Malone’s felony conviction or any act of willful fraud, dishonesty or moral turpitude. Mr. Malone is not entitled to any severance benefits if his employment is terminated by us for “cause.” “Good reason” means termination by Mr. Malone within 90 days after (i) a material reduction in Mr. Malone’s positions, duties and responsibilities; (ii) our removal of Mr. Malone from or failure to re-elect him to our Board of Directors; (iii) a reduction in Mr. Malone’s base salary except as part of a general reduction for all of our executive officers that does not exceed 20% of base salary; (iv) our relocation of Mr. Malone more than 40 miles from Melville, New York; (v) our giving notice of failure to extend the agreement beyond the initial four-year term; or (vi) our material breach of the employment agreement.

Mr. Malone will not be entitled to severance benefits under the employment agreement if he receives severance payment under his change in control agreement described below. The employment agreement restricts Mr. Malone’s ability to engage in competition with us during his employment and for the 24 months after termination of his employment. It also contains confidentiality provisions and provisions for nonsolicitation of our employees and clients. Mr. Malone is required to sign a release of claims as a condition to receiving severance benefits under the agreement.

Severance Benefits under Mr. Malone’s Change in Control Agreement

We have also entered into a change in control agreement with Mr. Malone, effective March 22, 2004. The agreement has a term of four years and will automatically extend for consecutive one-year periods unless either party gives six months’ notice of its intention not to extend the agreement. The agreement generally provides benefits if we terminate Mr. Malone’s employment without “cause” (and not due to death or disability), or Mr. Malone terminates his employment for “good reason,” within three years after a change in control. In addition, Mr. Malone will receive the benefit of his change in control agreement if we terminate him without “cause” within one year before a change in control, if his termination arises in connection with the change in control.

Change in control in the agreement is defined the same as under our 2004 Equity Incentive Plan, as described below. “Cause” is defined the same as under Mr. Malone’s employment agreement. Mr. Malone is not entitled to any benefits under his change in control agreement if his employment is terminated by us for “cause.” “Good reason” under the change in control agreement means Mr. Malone terminates due to (i) a reduction in Mr. Malone’s base salary except as part of a general reduction for all of our executive officers that does not exceed 20% of base salary; (ii) our relocation of Mr. Malone more than 40 miles from Melville, New York; (iii) our failure to maintain benefits as favorable as those in place before the change in control or taking any action that would reduce his benefits, other than a minor reduction that applies to all participants; (iv) a material reduction in Mr. Malone’s positions, duties and responsibilities; (v) our failure to have a successor assume the change in control agreement; or (vi) our attempt to terminate Mr. Malone without “cause” without giving him advance written notice.

The benefits provided under Mr. Malone’s change in control agreement are:

•	a lump sum equal to two and one-half times Mr. Malone’s base salary and target bonus for the year of termination or the year of the change in control, whichever is higher;

•	accelerated vesting of any accrued retirement benefits;

•	continued medical, life, disability and other employee welfare benefits for up to two years on the same basis as an active employee; and

•	full vesting for his options or other equity-based awards.

If any payment under the change in control agreement or otherwise is subject to the excise tax on golden parachute payments under the Internal Revenue Code, Mr. Malone will generally be entitled to receive an additional “gross-up payment” in an amount sufficient to make him whole for such excise tax. In addition, we are required to pay Mr. Malone’s legal fees if he prevails in a dispute with us relating to the change in control agreement. Under the change in control agreement, Mr. Malone is required to keep our confidential information private.

Executive Officer Change in Control Agreements

We have entered into change in control agreements with Messrs. Potapchuk, Strange, Creamer and Paige. The agreements are effective until May 6, 2008, except for Mr. Creamer’s agreement, which terminated as a result of his resignation. The agreements generally provide benefits in the event of a change in control of Gentiva if (i) the employee’s employment is terminated by us without “cause” or by the employee for “good reason” and (ii) the termination is within three years after a change in control. In addition, the executive officer would receive the benefit of the agreement if we terminate him without “cause” within one year before a change in control, if the termination arises in connection with the change in control.

Under the change in control agreements, “cause” means the executive’s (i) felony conviction; (ii) willful act of fraud; (iii) act of dishonesty or moral turpitude; (iv) willful and continued failure to perform the executive’s duties for us, which is not corrected after we make a written demand; or (v) willful conduct which is demonstrably and materially harmful to us. No benefits are payable under a change in control agreement if an executive’s employment is terminated for “cause.” Termination for “good reason” means the executive terminates due to (i) a reduction in the executive’s base salary except as part of a general reduction for all of our executive officers that does not exceed 20% of base salary; (ii) our relocation of the executive more than 40 miles from the executive’s current office; (iii) our failure to maintain benefits as favorable as those in place before the change in control or taking any action that would reduce his benefits, other than a minor reduction that applies to all participants; (iv) a material reduction in the executive’s positions, duties and responsibilities; (v) our failure to have a successor assume the change in control agreement; or (vi) our attempt to terminate the executive without cause without giving him advance written notice. Change in control is defined the same as in our 2004 Equity Incentive Plan, as described below.

The benefits provided under the change in control agreement are:

•

a lump sum equal to two times the executive’s base salary and target bonus for the year of termination or average bonus for the three years before the year of the change in control, whichever is higher;

•	accelerated vesting of any accrued retirement benefits;

•	continued medical, life, disability and other employee welfare benefits for up to two years on the same basis as an active employee; and

•	full vesting for his options or other equity-based awards.

Under certain circumstances, the above benefits could be reduced in order to avoid the incurrence of excise taxes by the employees and the loss of a tax deduction to us. In addition, we are required to pay the executive’s legal fees if he prevails in a dispute with us relating to the change in control agreement. The executives are not required to seek other employment or otherwise mitigate any damages that are caused as a result of a change in control, but they are required to keep our confidential information private.

Severance Agreements

We have entered into severance agreements with Messrs. Potapchuk, Creamer and Paige, and with Mr. Strange through his letter agreement dated February 28, 2006, which is described above in the narrative following the Summary Compensation Table. Mr. Creamer’s agreement terminated as a result of his resignation. These severance agreements provide severance benefits if we terminate the officer other than for “cause,” or if the officer terminates his or her employment within 60 days after we reduce his or her base salary, other than a general salary reduction that applies to a majority of our salaried employees. “Cause” in the agreements with Mr. Potapchuk and Mr. Creamer is defined as the officer’s felony conviction, any act of willful fraud, dishonesty or moral turpitude, or the executive’s breach of our policies or procedures that has a material adverse effect on us. In the agreements for Messrs. Strange and Paige, “cause” is defined as (i) conviction for a felony, fraud, embezzlement or a crime of moral turpitude; (ii) controlled substance abuse; (iii) alcoholism that interferes with or affects responsibilities to us or negatively reflects upon our integrity or reputation; (iv) gross negligence which is materially harmful to us; (v) violation of our express written directions or reasonable written policy or procedure; or (vi) a breach of the agreement.

The severance benefits consist of continued salary for eighteen months for Messrs. Potapchuk and Creamer, or twelve months for Messrs. Strange and Paige, and continued health benefits on the same basis as active employees for the same period, or until the executive obtains similar health benefits elsewhere, whichever comes first. For Messrs. Potapchuk and Creamer, the severance agreements provide that their benefits under all retirement and deferred compensation plans also become fully vested. No benefits are payable under the severance agreement if benefits are payable under the officer’s change in control agreement. Pursuant to the severance agreements, the officers agreed to certain covenants relating to competition, confidential information and nonsolicitation of our employees and business, and agree to sign a general release at the time of termination.

Mr. Malone

The following table shows the potential payments to Mr. Malone assuming termination of employment on December 29, 2006, under his employment agreement or following a change in control of Gentiva under his change in control agreement. In addition, the table includes benefits provided under our 2004 Equity Incentive Plan upon a change in control and life insurance benefits, as described below.

Executive Benefits and Payments Upon Termination	Employment Agreement								Change in Control Agreement
	Termination Without Cause		Termination for Good Reason		Termination for Cause	Disability	Death		Termination following Change in Control
Compensation:
Base Salary	$1,250,000		$1,250,000		—	—	$312,500		$1,562,500
Target Annual Bonus	$1,250,000		$1,250,000		—	—	—		$1,562,500	(1)
Stock Option Vesting	$109,000	(2)	$109,000	(2)	—	—	—		$218,000	(3)

Benefits and Perquisites:
Retirement Plan Vesting(4)	—		—		—	—	—		—
Health and Welfare Benefits	$16,580	(5)	$16,580	(5)	—	—	—		$18,474	(6)
Life Insurance	—		—		—	—	$350,000	(7)	$4,859	(6)
Executive Physical	—		—		—	—	—		$4,750	(6)
Excise Tax Gross-Up	—		—		—	—	—		$1,479,124	(8)

Total	$2,625,580		$2,625,580		—	—	$662,500		$4,850,207

(1)	Assumes year of termination and year of change in control are both 2006, so target bonus for 2006 would apply to determine the severance payment.
(2)	Realized value was determined by calculating the difference between the closing price of our common stock on December 29, 2006 and the exercise price of the outstanding unvested options that would become vested within two years of December 29, 2006 if employment continued. Options would fully vest upon a change in control pursuant to the 2004 Equity Incentive Plan, so termination of employment is not required for this benefit.
(3)	Realized value was determined by calculating the difference between the closing price of our common stock on December 29, 2006 and the exercise price of all outstanding unvested options.
(4)	Pursuant to the Nonqualified Retirement and Savings Plan’s vesting schedule, Mr. Malone is already 100% vested.
(5)	Assumes continued participation in medical, dental and vision care plans as in place at the end of 2006, at current rates, for 24 months.
(6)	Assumes continued participation in health and welfare benefit programs as in effect at the end of 2006 at current rates for a period of 24 months. For executive physical, assumes that Mr. Malone uses the benefit twice during this period.
(7)	Consists of life insurance benefits that would be paid by insurer under policies, as described below.
(8)

For Federal tax purposes, a 20% excise tax will be imposed on the amount of change in control benefits and payments that exceeds the average of Mr. Malone’s annual taxable earnings for the previous five years, but only if the total change in control benefits and payments exceed three times his average annual taxable earnings for the previous five years. The excise tax gross-up provision contained in Mr. Malone’s agreement provides for an additional payment to offset the financial impact of the excise tax and any additional taxes that result from the application of the gross-up. The valuation of accelerated options for purposes of estimating the excise tax was calculated in accordance with SFAS 123(R), but adjusted in accordance with IRS regulations. Assumes a 35% Federal income tax rate, 4.45% effective state income tax rate, which reflects the results of netting state tax amounts by the amount of Federal tax benefit received when deducting state taxes to arrive at Federal taxable income, and 1.45% Medicare tax rate.

Mr. Potapchuk

The following table shows the potential payments to Mr. Potapchuk assuming termination of employment on December 29, 2006 under his severance agreement or following a change in control of Gentiva under his change in control agreement. In addition, the table includes benefits provided under our 2004 Equity Incentive Plan upon a change in control, as described below.

Executive Benefits and Payments Upon Termination	Severance Agreement			Change in Control Agreement
	Termination Without Cause or Within 60 Days of Salary Reduction		Termination for Cause	Termination following Change in Control
Compensation:
Base Salary	$510,000		—	$680,000
Target Annual Bonus	—		—	$408,000	(1)
Stock Option Vesting	—		—	$118,200	(2)

Benefits and Perquisites:
Retirement Plan Vesting	—	(3)	—	—	(3)
Health and Welfare Benefits	$13,872	(4)	—	$20,580	(5)
Life Insurance	—		—	$2,045	(5)
Executive Physical	—		—	$4,750	(5)
Excise Tax Cut Back	—		—	—

Total	$523,872		—	$1,233,575

(1)	Assumes two times the target annual bonus for 2006 would be paid.
(2)	Realized value was determined by calculating the difference between the closing price of our common stock on December 29, 2006 and the exercise price of all outstanding unvested options. Options would fully vest upon a change in control pursuant to the 2004 Equity Incentive Plan, so termination of employment is not required for this benefit.
(3)	Pursuant to the Nonqualified Retirement and Savings Plan’s vesting schedule, Mr. Potapchuk is already 100% vested.
(4)	Assumes continued participation in medical, dental and vision benefits as in place at the end of 2006 through the end of the severance period.
(5)	Assumes continued participation in current health and welfare benefit programs as in place at the end of 2006 at current rates for two years. For executive physical, assumes that Mr. Potapchuk uses the benefit twice during this period.

Mr. Strange

The following table shows the potential payments to Mr. Strange assuming termination of employment on December 29, 2006 under his severance agreement or following a change in control of Gentiva under his change in control agreement. In addition, the table includes benefits provided under our 2004 Equity Incentive Plan upon a change in control, as described below.

	Severance Agreement			Change in Control Agreement
Executive Benefits and Payments Upon Termination	Termination Without Cause or Within 60 Days of Salary Reduction		Termination for Cause	Termination following Change in Control
Compensation:
Base Salary	$425,000		—	$850,000
Target Annual Bonus	—		—	$510,000	(1)
Stock Option Vesting	—		—	$54,600	(2)

Benefits and Perquisites:
Retirement Plan Vesting	—		—	—	(3)
Health and Welfare Benefits	$8,509	(4)	—	$18,909	(5)
Life Insurance	—		—	—
Executive Physical	—		—	$3,950	(5)
Excise Tax Cut Back	—		—	—

Total	$433,509		—	$1,437,459

(1)	Assumes two times the target annual bonus for 2006 would be paid.
(2)	Realized value was determined by calculating the difference between the closing price of our common stock on December 29, 2006 and the exercise price of all outstanding unvested options. Options would fully vest upon a change in control pursuant to the 2004 Equity Incentive Plan, so termination of employment is not required for this benefit.
(3)	Pursuant to the vesting schedules under the Healthfield 401(k) plan, Mr. Strange is already 100% vested.
(4)	Assumes continued participation in medical, dental and vision benefits as in place at the end of 2006 through the end of the severance period.
(5)	Assumes continued participation in current health and welfare benefit programs as in place at the end of 2006 at current rates for two years. For executive physical, assumes that Mr. Strange uses the benefit twice during this period.

Mr. Paige

The following table shows the potential payments to Mr. Paige assuming termination of employment on December 29, 2006 under his severance agreement or following a change in control of Gentiva under his change in control agreement. In addition, the table includes benefits provided under our 2004 Equity Incentive Plan upon a change in control, as described below.

	Severance Agreement			Change in Control Agreement
Executive Benefits and Payments Upon Termination	Termination Without Cause or Within 60 Days of Salary Reduction		Termination for Cause	Termination following Change in Control
Compensation:
Base Salary	$300,000		—	$600,000
Target Annual Bonus	—		—	$300,000	(1)
Stock Option Vesting	—		—	$69,760	(2)

Benefits and Perquisites:
Retirement Plan Vesting	—		—	$9,834
Health and Welfare Benefits	—	(3)	—	$1,927	(4)
Life Insurance	—		—	$3,516	(4)
Executive Physical	—		—	$4,750	(4)
Excise Tax Cut Back	—		—	($225,304	)(5)

Total	$300,000		—	$764,483

(1)	Assumes two times the target annual bonus for 2006 would be paid.
(2)	Realized value was determined by calculating the difference between the closing price of our common stock on December 29, 2006 and the exercise price of all outstanding unvested options. Options would fully vest upon a change in control pursuant to the 2004 Equity Incentive Plan, so termination of employment is not required for this benefit.
(3)	Assumes continued participation in medical, dental and vision benefits as in place at the end of 2006 through the end of the severance period.
(4)	Assumes continued participation in current health and welfare benefit programs as in place at the end of 2006 at current rates for two years. For executive physical, assumes that Mr. Paige uses the benefit twice during this period.
(5)	For Federal tax purposes, a 20% excise tax would generally be imposed on the amount of change in control benefits and payments that exceeds the average of Mr. Paige’s annual taxable earnings for the previous five years, but only if the total change in control benefits and payments exceed three times his average annual taxable earnings for the previous five years. The excise tax cutback provision contained in Mr. Paige’s agreement generally provides for a reduction in his change in control benefits and payments to just below the amount that would trigger the excise tax. The valuation of accelerated options for purposes of estimating the excise tax was calculated in accordance with SFAS 123(R), but adjusted in accordance with IRS regulations. Assumes a 35% Federal income tax rate, 4.45% effective state income tax rate, which reflects the results of netting state tax amounts by the amount of Federal tax benefit received when deducting state taxes to arrive at Federal taxable income, and 1.45% Medicare tax rate.

Mr. Creamer

The following table shows the potential payments to Mr. Creamer assuming termination of employment on December 29, 2006 under his severance agreement or following a change in control of Gentiva under his change in control agreement. In addition, the table includes benefits provided under our 2004 Equity Incentive Plan upon a change in control, as described below.

	Severance Agreement			Change in Control Agreement
Executive Benefits and Payments Upon Termination	Termination Without Cause or Within 60 Days of Salary Reduction		Termination for Cause	Termination following Change in Control
Compensation:
Base Salary	$412,500		—	$550,000
Target Annual Bonus	—		—	$302,500	(1)
Stock Option Vesting	—		—	$98,348	(2)

Benefits and Perquisites:
Retirement Plan Vesting	—	(3)	—	—	(3)
Health and Welfare Benefits	$13,930	(4)	—	$20,403	(5)
Life Insurance	—		—	$1,164	(5)
Executive Physical	—		—	$3,950	(5)
Excise Tax Cut Back	—		—	—

Total	$426,430		—	$976,365

(1)	Assumes two times the target annual bonus for 2006 would be paid.
(2)	Realized value was determined by calculating the difference between the closing price of our common stock on December 29, 2006 and the exercise price of all outstanding unvested options. Options would fully vest upon a change in control pursuant to the 2004 Equity Incentive Plan, so termination of employment is not required for this benefit.
(3)	Pursuant to the Nonqualified Retirement and Savings Plan’s vesting schedule, Mr. Creamer is already 100% vested.
(4)	Assumes continued participation in medical, dental and vision benefits as in place at the end of 2006 through the end of the severance period.
(5)	Assumes continued participation in current health and welfare benefit programs as in place at the end of 2006 at current rates for two years. For executive physical, assumes that Mr. Creamer uses the benefit twice during this period.

Executive Officers Bonus Plan

Generally, our executives must remain employed through the end of the year to receive payment of their annual incentive awards under our Executive Officers Bonus Plan. However, if the executive were to terminate during the year due to death, disability or retirement, the executive would receive a prorated award. Upon termination under any of these circumstances on December 29, 2006, Mr. Malone would have received $650,000, Mr. Potapchuk would have received $215,000, Mr. Strange would have received $255,000, Mr. Paige would have received $160,000, and Mr. Creamer would have received $152,000.

Life Insurance

For employees with annual base salaries over $100,000 per year, including our named executive officers, we pay for an individual term life insurance policy that provides benefits equal to one times the employee’s annual base salary, subject to a maximum benefit of $350,000. If any of our named executive officers other than Mr. Strange had terminated due to death on December 29, 2006, he would have received benefits under this policy equal to $350,000 for Mr. Malone, $340,000 for Mr. Potapchuk, $300,000 for Mr. Paige and $275,000 for Mr. Creamer. These amounts would be payable by the insurance company that issued the life insurance policies. Mr. Strange did not participate in this plan during 2006.

2004 Equity Incentive Plan

If an optionee’s employment terminates due to death, disability or retirement, any exercisable stock options expire 12 months following termination of the optionee’s employment. Retirement means termination of service at age 55 or later with ten or more years of service, at age 62 or later with five or more years of service, at age 65 or later, or at such other age as the Compensation, Corporate Governance and Nominating Committee may determine. If an optionee’s employment terminates for cause, all outstanding stock options terminate immediately. If an optionee’s employment terminates for any other reason, any exercisable stock options expire 90 days following termination of the optionee’s service. “Cause” is defined as the optionee’s conviction or plea of guilty or nolo contendere to a felony; any act of willful fraud, dishonesty or moral turpitude; or any willful or material breach of a written policy, or confidentiality, noncompetition or nonsolicitation agreement for our benefit.

If there is a change in control of Gentiva, then all outstanding stock options and any other awards under the Equity Incentive Plan will immediately become vested and exercisable, and all awards would remain exercisable for the remainder of their terms, even if the optionee were to terminate employment. A change in control would occur if (i) any person or group, other than Miriam Olsten, Stuart Olsten and Cheryl Olsten and their spouses, descendants and estates, acquires beneficial ownership of at least 25% of the total voting power of our stock; (ii) our directors or individuals approved by 2/3 of our existing Board cease to constitute a majority of our Board of Directors; (iii) a majority of the nominees fail to be elected to our Board at a shareholders’ meeting; (iv) we liquidate, or enter into a merger or consolidation, and either we are not the continuing or surviving company or our shares are converted to cash, securities or property and (A) our stockholders do not hold at least a majority of the resulting entity and (B) our directors do not constitute a majority of the board of directors of the resulting entity; or (v) we sell or otherwise dispose of substantially all of our assets.

DIRECTOR COMPENSATION

The table below describes compensation paid to our non-employee directors in 2006.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Victor F. Ganzi	$62,250	$55,570	—	—	—	—		$117,820
Stuart R. Levine	$81,250	$55,570	—	—	—	—		$136,820
Mary O’Neil Mundinger	$48,750	$55,570	—	—	—	—		$104,320
Stuart Olsten	$41,625	$55,570	—	—	—	—		$97,195
John A. Quelch (4)	$35,000	$39,191	—	—	—	—		$74,191
Raymond S. Troubh	$56,250	$55,570	—	—	—	—		$111,820
Josh S. Weston	$58,750	$55,570	—	—	—	—		$114,320
Gail R. Wilensky	$44,500	$55,570	—	—	—	—		$100,070
Rodney D. Windley (5)	$42,750	$53,065	—	—	—	$12,344	(6)	$108,159

(1)	The grant date fair values, determined in accordance with SFAS 123(R), of the deferred stock unit awards made in 2006 for each director were $13,875, $13,914, $13,960 and $11,316 for the grants made on March 1, June 1, September 1 and December 1, 2006, respectively. Dr. Quelch did not receive the March 1, 2006 grant because he did not join the Board of Directors until May 2006. The amounts shown in the Stock Awards column reflect the amounts recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 for awards made under our Stock & Deferred Compensation Plan for Non-Employee Directors, which include amounts from awards granted in and prior to 2006. Assumptions used in the calculation of the values of the stock awards are included in note 10 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006.
(2)	As of December 31, 2006, directors held deferred stock units as follows: Mr. Ganzi—17,897; Mr. Levine—9,839; Dr. Mundinger—6,882; Mr. Olsten—17,897; Dr. Quelch—1,779; Mr. Troubh—14,867; Mr. Weston—6,891; Dr. Wilensky—6,953; and Mr. Windley—2,376.
(3)	As of December 31, 2006, directors held stock options as follows: Mr. Ganzi—17,500; Dr. Mundinger—17,500; Mr. Olsten—34,345; Mr. Troubh—17,500; and Dr. Wilensky—17,500. No options were granted to non-employee directors in 2006, and no amounts were recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 with respect to outstanding options held by non-employee directors.
(4)	Dr. Quelch joined the Board of Directors on May 12, 2006.
(5)	Mr. Windley joined the Board of Directors on February 28, 2006.
(6)	Reflects medical, dental, vision, life and accidental death and dismemberment benefits that we agreed to provide Mr. Windley in connection with our acquisition of Healthfield.

Compensation of Directors

Each non-employee member of our Board of Directors receives an annual retainer fee of $25,000 payable in cash. Any non-employee director who serves as chairperson of a committee of the Board receives an additional $5,000 annually for acting as chairperson, except that the chairperson of the Audit Committee receives $15,000 annually. The Lead Director of the Board receives an additional $15,000 annually. Non-employee directors also receive $2,500 for each Board or committee meeting they attend, or $750 if attendance is by telephone.

Pursuant to the Gentiva Health Services, Inc. Stock & Deferred Compensation Plan for Non-Employee Directors, each non-employee director receives an annual deferred stock unit award valued at $40,000, which is credited quarterly to an account. The number of deferred stock units credited to each director’s account quarterly is calculated by dividing $10,000 by the average closing price of a share of our common stock on the Nasdaq for the ten trading days preceding the quarterly calculation dates, which are March 1, June 1, September 1 and December 1. Upon termination of service on the Board, the director is entitled to receive a number of shares of our common stock equal to the number of deferred stock units then credited to the director’s account. This plan is described in greater detail below in the section entitled “Proposal 3—Approval of Amendment to the Gentiva Health Services, Inc. Stock & Deferred Compensation Plan for Non-Employee Directors.”

Generally, our directors who are also employees do not receive any additional compensation for serving on our Board. However, all directors, regardless of whether or not they are our employees, receive reimbursement for out-of-pocket expenses incurred in connection with attending meetings of the Board of Directors and its committees.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information regarding our equity compensation plans as of December 31, 2006:

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights*	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))**
Equity compensation plans approved by security holders	3,407,342	$12.64	3,551,110
Equity compensation plans not approved by security holders	—	—	—

Total	3,407,342	$12.64	3,351,110

*	Consists of securities to be issued upon exercise of outstanding stock options under Gentiva’s 1999 Stock Incentive Plan and 2004 Equity Incentive Plan (3,321,961) and outstanding share units under Gentiva’s Stock & Deferred Compensation Plan for Non-Employee Directors (85,381).
**	Consists of securities available for future issuance under Gentiva’s 2004 Equity Incentive Plan (2,450,717), Employee Stock Purchase Plan, as amended (873,867) and Stock & Deferred Compensation Plan for Non-Employee Directors (26,526).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On February 28, 2006, we completed the acquisition of The Healthfield Group, Inc., a regional provider of home healthcare, hospice and related services in the southeastern United States, for approximately $454 million in cash and shares of Gentiva common stock. Under the terms of the Healthfield Merger Agreement dated as of January 4, 2006, Mr. Windley, the former chairman and chief executive officer of Healthfield, received 1,404,153 shares of Gentiva common stock and the Rodney D. Windley 2005 Grantor Retained Annuity Trust (the “Trust”) received 119,170 shares of Gentiva common stock. H. Anthony Strange, the former president and chief operating officer of Healthfield, also received 168,797 shares of Gentiva common stock. In addition, RT Management, LLC, of which Mr. Strange is a manager and co-owner and Mr. Windley is a manager and co-owner, received 158,801 shares of Gentiva common stock. Mr. Windley, the Trust, Mr. Strange and RT Management also received approximately $80.1 million, $6.8 million, $8.2 million and $9.1 million, respectively, in cash consideration pursuant to the terms of the Merger Agreement.

On December 29, 2006, a number of Gentiva shares beneficially owned by Mr. Windley and Mr. Strange were released from escrow. Certain of these shares were forfeited in satisfaction of claims arising under the Merger Agreement. Pursuant to the terms of the Merger Agreement, 20,876, 1,772, 2,510 and 2,361 shares of Gentiva common stock were forfeited, respectively, by Mr. Windley, the Trust, Mr. Strange and RT Management.

On February 27, 2006, our Board of Directors elected Mr. Windley as a director in Class II and Vice Chairman of the Board of Directors, effective February 28, 2006. Mr. Windley was elected as a director in accordance with the Merger Agreement, which provided for his election to the Board as a Class II director and as Vice Chairman of the Board upon the consummation of the merger. In addition, the Board appointed Mr. Strange as Executive Vice President of Gentiva and President of Gentiva Home Health, effective February 28, 2006.

Pursuant to the Merger Agreement, Mr. Windley was appointed by the former stockholders of Healthfield to serve as the “Stockholder Representative.” In that capacity, Mr. Windley is responsible for representing the interests of the former Healthfield stockholders with respect to any purchase price adjustments or indemnity claims arising in connection with the acquisition. In addition, Mr. Windley is jointly and severally liable to us for breaches of certain of the representations, warranties and covenants made by Healthfield in the Merger Agreement.

On February 28, 2006, at the closing of the Healthfield acquisition, we entered into a Registration Rights Agreement with certain former stockholders of Healthfield, including Mr. Windley and Mr. Strange. Further to the Registration Rights Agreement, we filed a registration statement on Form S-3 with the Securities and Exchange Commission in May 2006 covering the resale of the 3,194,197 shares of Gentiva common stock issued to the former stockholders of Healthfield pursuant to the acquisition. The registration statement was declared effective by the Securities and Exchange Commission in July 2006.

Prior to the completion of the acquisition, R.T. Ventures, LLC, an entity in which Mr. Windley and Mr. Strange are co-managers, and of which each has a 50% beneficial interest, was a party to the Aircraft Dry Lease Agreement, dated as of December 23, 2005, with Healthfield, as amended on January 1, 2006 and September 22, 2006 (the “Aircraft Lease”). The Aircraft Lease provides for the use by Healthfield of aircraft from R.T. Ventures. We leased aircraft from R.T. Ventures in 2006 and we may continue to lease aircraft from R.T. Ventures in the future. We lease aircraft on the terms and conditions contained in the Aircraft Lease. We are not under any obligation to lease the aircraft, and the Aircraft Lease may be terminated by us with thirty days’ notice. We paid or accrued for payment to R.T. Ventures in 2006 approximately $422,000 for leased aircraft and related expenses under the Aircraft Lease.

Policies and Procedures for Review and Approval of Related Party Transactions

We believe that business decisions and actions taken by our officers, directors and employees should be based on the best interests of Gentiva, and must not be motivated by personal considerations or relationships. We attempt to analyze any transactions in which Gentiva participates and in which a related person may have a direct or indirect material interest, both due to the potential for a conflict of interest and to determine whether disclosure of the transaction is required under applicable Securities and Exchange Commission rules and regulations.

Related persons include any of our directors or executive officers, certain of our shareholders and their immediate family members. A conflict of interest may occur when an individual’s private interest interferes, or appears to interfere, in any way with the interests of Gentiva. Our Audit Committee has oversight responsibility for our Code of Business Conduct and Ethics, which requires all directors, officers and employees to disclose to our Chief Compliance Officer any interest held by them in any entity doing business with us, including interests held by their immediate family members, except for ownership of less than 1% of a public corporation. In addition, all directors, officers and employees are required to disclose any other arrangements by them or their immediate family members, such as consulting or part-time employment arrangements or other dealings with entities with whom we do business. Once the Chief Compliance Officer receives notice of a conflict of interest, he or she will review and investigate the relevant facts and will then generally consult with our General Counsel and the Audit Committee as appropriate.

Under the Audit Committee’s charter, the Audit Committee is responsible for reviewing and pre-approving any related party transactions, which include transactions in which any related person has a direct or indirect material interest. A copy of our Code of Business Conduct and Ethics and of our Audit Committee charter is available on our website at www.gentiva.com under the Investors section.

In addition to the reporting requirements under the Code of Business Conduct and Ethics, each year our directors and officers complete Directors’ and Officers’ Questionnaires identifying any transactions with us in which the officer or director or any immediate family members have an interest. Any such transactions or other related party transactions are reviewed by our General Counsel and, in consultation with our Chief Financial Officer, are brought to the attention of the Audit Committee as appropriate. As noted above, our Audit Committee is responsible for reviewing and approving all transactions with any related person. At its meeting in February 2007, the Audit Committee reviewed our use of leased aircraft from R.T. Ventures as described above.

PROPOSAL 2

APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2007 fiscal year, subject to ratification of this appointment by our shareholders. PricewaterhouseCoopers LLP has audited our books and records since our incorporation in 1999.

A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement and to respond to appropriate questions posed by shareholders.

The vote of a majority of the shares of common stock present or represented and entitled to vote on the proposal at the Annual Meeting is required for approval of Proposal 2.

The Board of Directors and the Audit Committee recommend that you vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

Fees Billed by PricewaterhouseCoopers LLP

Fees, which include related “out of pocket costs,” billed to us by PricewaterhouseCoopers LLP for services rendered during fiscal years 2006 and 2005 were as follows:

Fee Category	2006	2005
Audit Fees	$1,525,000	$959,900
Audit-Related Fees	25,000	59,000
Tax Fees	77,200	98,100
All Other Fees	—	—

Total	$1,627,200	$1,117,000

Audit Fees for 2006 related to the integrated audit of our annual consolidated financial statements and our internal control over financial reporting, review of financial statements included in our quarterly reports on Form 10-Q and audit work related to the Healthfield acquisition. Audit Fees for 2005 related to the audit of our annual consolidated financial statements, review of financial statements included in our quarterly reports on Form 10-Q and attestation services related to Sarbanes-Oxley Act Section 404 certification. Audit-Related Fees in 2006 related to the review of a Form S-3 registration statement covering shares issued in connection with the Healthfield acquisition and review of a Form 8-K containing Healthfield financial statements. Audit-Related Fees in 2005 related to review of a Securities and Exchange Commission comment letter, review of a Form S-8 registration statement related to our Employee Stock Purchase Plan and a variety of reporting matters. Tax Fees in 2006 and 2005 related to tax planning and compliance services. There were no fees in the All Other Fees category for 2006 and 2005.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee is responsible for the appointment, compensation and oversight of the work performed by our independent registered public accounting firm. The Audit Committee has adopted a pre-approval policy requiring it to pre-approve all audit (including audit-related) services and permitted non-audit services provided by the independent registered public accounting firm in order to assure that the provision of such services does not impair the firm’s independence. The Audit Committee pre-approved all fiscal 2006 services provided by PricewaterhouseCoopers LLP.

The policy sets forth specified audit, audit-related, tax and other permissible non-audit services, if any, for which pre-approval is provided up to a maximum fee amount set annually by the Audit Committee. Pre-approval is generally provided for up to one year, and any proposed services exceeding these fee levels must be specifically pre-approved by the Audit Committee. Any services not specifically identified in the policy must receive specific pre-approval. The independent registered public accounting firm and management report periodically to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval. The Audit Committee may also pre-approve particular services on a case-by-case basis and may delegate specific pre-approval authority to one or more members pursuant to a resolution adopted by the unanimous approval of the Audit Committee, provided that the member reports any pre-approved services at the next regularly scheduled Audit Committee meeting.

AUDIT COMMITTEE REPORT

The Audit Committee of our Board of Directors is comprised of three directors, none of whom is an officer or employee of Gentiva. Each of the members is “independent” under existing rules of the Securities and Exchange Commission and Nasdaq and under the Committee’s charter. The Board of Directors has determined that Victor F. Ganzi, the Committee’s Chairman, is an “audit committee financial expert,” as defined by rules of the Securities and Exchange Commission.

The Committee acts under a written charter adopted by the Board of Directors, which is reviewed annually and revised as appropriate. The Board most recently amended the charter in March 2007, a copy of which is posted on our website at www.gentiva.com under the Investors section. In accordance with its charter, the Audit Committee assisted the Board in fulfilling its oversight responsibility relating to the integrity of our financial statements and for monitoring our accounting, auditing and financial reporting practices and compliance by us with legal and regulatory requirements. In addition, the Audit Committee selected PricewaterhouseCoopers LLP to be the independent registered public accounting firm to audit the consolidated financial statements of Gentiva and its subsidiaries, subject to shareholder ratification.

The Audit Committee has received from PricewaterhouseCoopers LLP the written disclosures and the letter regarding its independence as required by Independence Standards Board Standard No. 1, describing all relationships between PricewaterhouseCoopers LLP and us that might bear on the firm’s independence, and has discussed this information with PricewaterhouseCoopers LLP. The Audit Committee has also discussed with management and with PricewaterhouseCoopers LLP the quality and adequacy of our critical accounting principles, internal control over financial reporting and the internal audit and compliance functions, organization, responsibilities, budget and staffing. The Audit Committee has also reviewed with PricewaterhouseCoopers LLP, our internal auditors and our chief compliance officer their audit and compliance plans, scope and identification of audit risks.

The discussions with PricewaterhouseCoopers LLP also included the matters required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended.

The Audit Committee has reviewed and discussed the audited consolidated financial statements of Gentiva and its subsidiaries and its internal control over financial reporting with management and with PricewaterhouseCoopers LLP. Based on all of the foregoing reviews and discussions with management and PricewaterhouseCoopers LLP, the Audit Committee recommended that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Victor F. Ganzi, Chairman

Raymond S. Troubh

Josh S. Weston

PROPOSAL 3

APPROVAL OF AMENDMENT TO THE GENTIVA HEALTH SERVICES, INC.

STOCK & DEFERRED COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS

Background

Our shareholders are being asked to consider and vote on this proposal to approve an amendment to our Gentiva Health Services, Inc. Stock & Deferred Compensation Plan for Non-Employee Directors, which we refer to as the “DSU Plan,” to increase the number of shares of our common stock reserved for issuance under the DSU Plan from 150,000 to 300,000. The DSU Plan as currently in effect, which is an amendment and restatement of a prior version that had been approved by our shareholders in 2000, became effective January 1, 2004 and was subsequently amended effective May 6, 2005.

Under the DSU Plan, 150,000 shares of our common stock were originally reserved for issuance. As of March 14, 2007, 22,179 of those shares remained available for issuance. We believe that it is in our best interests to continue the DSU Plan to help us attract and retain qualified non-employee directors and align the interests of our non-employee directors with those of our shareholders. Accordingly, following a recommendation by the Compensation, Corporate Governance and Nominating Committee, the Board of Directors, at its meeting on March 1, 2007, approved an amendment to the DSU Plan, subject to and effective upon shareholder approval, to increase the number of shares of our common stock available for issuance under the DSU Plan by 150,000 shares.

The description of the DSU Plan below is a summary and is qualified in its entirety by reference to the provisions of the DSU Plan as amended and restated January 1, 2004 and as further amended on May 6, 2005 by Amendment No. 1 to the DSU Plan, as well as by reference to the proposed Amendment No. 2, both of which are attached as Appendix A to this Proxy Statement.

Description of the DSU Plan

The DSU Plan provides for payment of annual retainer fees for our non-employee directors in the form of deferred stock units. On March 14, 2007, we had nine non-employee directors who were eligible for participation in the DSU Plan. Each unit represents the right to receive a share of our common stock in the future. The DSU Plan currently provides for the issuance of up to 150,000 shares of our common stock, subject to adjustment to reflect any change in capitalization affecting our common stock, such as a stock dividend, stock split or recapitalization. Amendment No. 2, if approved, would increase the number of shares reserved for issuance under the DSU Plan by an additional 150,000 shares, so that a total of 300,000 shares of our common stock could be issued under the DSU Plan.

Under the DSU Plan, $40,000 from each non-employee director’s annual retainer fee is automatically deferred into stock units, in four quarterly installments. The quarterly installments occur on March 1, June 1, September 1 and December 1 of each year. On each installment date, each non-employee director is credited with a number of deferred stock units equal to $10,000, divided by the average closing price of our common stock for the ten trading days immediately before the installment date, rounded to the nearest whole number of units. If an individual becomes a non-employee director other than on the date of an annual shareholders meeting, he or she receives a pro rated award based on the number of days in the calculation period that he or she serves as a director. On March 14, 2007, the closing price of our common stock was $18.71.

The deferred stock units are credited to a bookkeeping account for the director. The accounts are always fully vested. In addition, if we pay any dividends on our common stock during the deferral period, the DSU Plan provides that we will pay participants, in cash, an amount equal to the dividend that would be payable on their units if the underlying shares had been issued.

The director’s DSU Plan account is distributed in shares of our common stock after the director leaves the Board. The account is distributed in full at the time of termination of the director’s service, in full up to one year after termination of the director’s service, or, with respect to stock units credited prior to January 1, 2004, in up to three annual installments, as elected by the director.

The DSU Plan is administered by our Board of Directors. The Board may amend, alter, suspend, discontinue or terminate the plan without the consent of shareholders, but no amendment or termination may materially and adversely affect the rights of any non-employee director without his or her consent. The accounts under the DSU Plan are unfunded.

New Plan Benefits

As noted above, the DSU Plan provides for $40,000 from each non-employee director’s annual retainer fee to be automatically deferred into stock units, in four quarterly installments of $10,000 on March 1, June 1, September 1 and December 1 of each year in which he or she serves as a director of Gentiva. Because ongoing allocations under the DSU Plan are conditioned on a non-employee director remaining in service with us, and the actual amount of stock units credited to the director is based on the average closing price of our common stock for the ten trading days immediately before the installment date, it is not possible to determine the benefits or amount of units that will be received by our non-employee directors in the future under the DSU Plan. In 2006, each of our non-employee directors, except Dr. Quelch, received 597, 579, 585 and 615 units under the DSU Plan on March 1, June 1, September 1 and December 1, 2006, respectively. Dr. Quelch did not receive the March 1, 2006 grant because he did not join our Board until May 2006. The total number of deferred stock units held by our non-employee directors at December 31, 2006 is set forth in footnote 2 to the Director Compensation table above.

Vote Required

The vote of a majority of the shares of common stock present or represented and entitled to vote on the proposal at the Annual Meeting is required for approval of Proposal 3.

The Board of Directors recommends that you vote FOR the approval of the amendment to the Gentiva Health Services, Inc. Stock & Deferred Compensation Plan for Non-Employee Directors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, and the rules thereunder require our directors and officers and persons who beneficially own more than ten percent of our outstanding common stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock and other equity securities and to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on review of copies of reports furnished to us and upon representations made by such persons, we believe that during the fiscal year ended December 31, 2006, all persons subject to the Section 16(a) filing requirements filed the required reports on a timely basis.

SHAREHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

Proposals of shareholders intended for inclusion in our Proxy Statement and form of proxy for our 2008 Annual Meeting must be received in writing by December 4, 2007 at the Office of Secretary at our principal executive offices located at 3 Huntington Quadrangle, Suite 200S, Melville, New York 11747-4627. In addition, notice of any proposal that a shareholder desires to propose for consideration at the 2008 Annual Meeting must contain information as specified in our By-Laws and must be received in writing by us at the above address on or after January 12, 2008 and on or before February 10, 2008.

OTHER MATTERS

A copy of our Annual Report on Form 10-K for our last fiscal year is available without charge to shareholders upon written request to Stephen B. Paige, Secretary, Gentiva Health Services, Inc., 3 Huntington Quadrangle, Suite 200S, Melville, New York 11747-4627. The Annual Report on Form 10-K is also available online at the Investors section of our website at www.gentiva.com.

We will pay the cost of soliciting proxies in the accompanying proxy form. We have retained the services of Georgeson Inc. to assist in the solicitation of proxies for a fee estimated to be approximately $6,500, plus reimbursement of out-of-pocket expenses. Except for this fee, we do not expect to pay any other fees for the solicitation of proxies, but may pay brokers, nominees, fiduciaries and other custodians their reasonable fees and expenses for sending proxy materials to beneficial owners and obtaining their instructions. In addition to solicitation by mail, proxies may be solicited in person, or by telephone, facsimile transmission or other means of electronic communication, by directors, officers and other employees of Gentiva, who will not receive any additional compensation for any such solicitation activities.

The Board of Directors knows of no other matters that may come before the meeting. If any other matters should be brought before the meeting for action, it is the intention of the persons named in the proxy to vote in accordance with their discretion pursuant to authority conferred by the proxy.

By Order of the Board of Directors

Stephen B. Paige

Senior Vice President, General Counsel

and Secretary

Dated: April 2, 2007

Melville, New York

Appendix A

AMENDMENT NO. 2

to

GENTIVA HEALTH SERVICES, INC.

STOCK & DEFERRED COMPENSATION PLAN

FOR NON-EMPLOYEE DIRECTORS

This Amendment No. 2 to the Gentiva Health Services, Inc. Stock & Deferred Compensation Plan for Non-Employee Directors, as amended and restated as of January 1, 2004, and as further amended on May 6, 2005 (the “Plan”), is made by Gentiva Health Services, Inc. (the “Company”).

W I T N E S S E T H:

WHEREAS, the Board of Directors of the Company has authorized amending the Plan to increase the number of shares of the Company’s Common Stock reserved for issuance under the Plan, subject to shareholder approval; and

WHEREAS, the Board adopted resolutions approving this Amendment No. 2, subject to shareholder approval, on March 1, 2007;

NOW THEREFORE, the Plan is amended as follows, effective upon shareholder approval:

1. In the last sentence of Section 3 of the Plan, the number 150,000 is deleted, and the number 300,000 is substituted therefor.

2. Except as amended hereby, all other terms and conditions of the Plan shall remain in full force and effect.

GENTIVA HEALTH SERVICES, INC.

STOCK & DEFERRED COMPENSATION PLAN

FOR NON-EMPLOYEE DIRECTORS

(As Amended and Restated as of January 1, 2004 and as further amended on May 6, 2005 by Amendment No. 1)

SECTION 1. INTRODUCTION.

The Gentiva Health Services, Inc. Stock & Deferred Compensation Plan for Non-Employee Directors (the “Plan”) provides for the deferral of a portion of the annual retainer fees payable to non-employee directors of Gentiva Health Services, Inc. into Units which are deemed invested in Shares. The Plan is intended to encourage qualified individuals to accept nominations as directors of Gentiva Health Services, Inc. and to strengthen the mutuality of interest between the non-employee directors and Gentiva Health Services, Inc.’s other shareholders.

SECTION 2. DEFINITIONS.

For purposes of the Plan, the following terms shall be defined as set forth below:

(a) “Annual Shareholders Meeting” means the annual general meeting of the Company’s shareholders.

(b) “Board” means the Board of Directors of the Company.

(c) “Calculation Date” means the date as of which the number of Units to be credited to an Account is to be calculated. Generally, the Calculation Dates shall be March 1, June 1, September 1 and December 1; PROVIDED, HOWEVER, that if a person shall become a Director other than at an Annual Shareholders Meeting, the first Calculation Date applicable to such Director shall be the Director’s first day of service; and PROVIDED, FURTHER, that for purposes of calculating the number of Units allocable to the $11,250 additional retainer described in Section 4(a), the Calculation Date shall be January 2, 2004.

(d) “Code” means the Internal Revenue Code of 1986, as amended from time to time. References to any provision of the Code shall be deemed to include successor provisions thereto and regulations thereunder.

(e) “Company” means Gentiva Health Services, Inc., a corporation organized under the laws of Delaware, or any successor corporation.

(f) “Director” means a member of the Board who is not employed by the Company or any of its subsidiaries.

(g) “Plan” means this Stock & Deferred Compensation Plan for Non-Employee Directors.

(h) “Plan Benefits” means the benefits described in Section 6 hereof.

(i) “Plan Year” means a period of approximately twelve months beginning on the date of the Annual Shareholders Meeting for a year and ending on the day immediately preceding the Annual Shareholders Meeting in the following year.

(j) “Shares” means Common Stock, $0.10 par value per share, of the Company.

(k) “Unit” means a contractual right, denominated in Shares, to receive Shares of the Company, as described in this Plan.

SECTION 3. ADMINISTRATION.

The Plan shall be administered by the Board. The Board shall have full authority to construe and interpret the Plan, and any action of the Board with respect to the Plan shall be final, conclusive, and binding on all persons. Subject to adjustment as provided in Section 7(g) hereof, the total number of Shares reserved for issuance under the Plan shall be 150,000.

SECTION 4. ANNUAL RETAINER DEFERRED INTO UNITS.

(a) GENERAL. Beginning with the Annual Shareholders Meeting held on May 6, 2005, the portion of each Director’s annual retainer fee to be deferred into Units for a Plan Year shall be $40,000. For the period from the Effective Date until the date of the first Annual Shareholders Meeting held after the Effective Date, each Director shall receive an additional retainer equal to $11,250. The additional retainer shall be deferred into Units as described in this Section 4.

(b) CALCULATING THE NUMBER OF UNITS. The number of Units to be deferred and credited to a Director’s Account as of any Calculation Date shall be $10,000 (or in the case of a person who becomes a Director other than at an Annual Shareholder Meeting, a pro-rated amount based on the number of days in the calculation period the person will be a Director) divided by the average closing price of Shares on the principal stock exchange or stock market on which the Shares may be listed or admitted to trading for the ten trading days immediately preceding the Calculation Date, and the resulting quotient shall be rounded to the nearest whole Unit.

SECTION 5. UNIT ACCOUNTS.

The Company shall maintain a Unit account (an “Account”) for each Director. Units will be credited to each such Account as follows:

(a) CREDITING OF UNITS. Units shall be credited as of the Calculation Date.

(b) DIVIDEND EQUIVALENTS. If any dividends are payable on Shares, dividend equivalents, equal to the dividend that would have been payable on the Units credited to a Director’s Account as if such Units had constituted Shares, shall be paid to the Director in cash at the time the corresponding dividends are paid on Shares.

SECTION 6. PLAN BENEFITS.

(a) FORM. The Plan Benefit of a Director shall consist of Shares equal in number to the Units in the Director’s Account. Any fractional Unit shall be paid in cash.

(b) DISTRIBUTION.

(i) The Plan Benefit of a Director shall be distributed either (A) in a single lump sum at the time of termination of the Director’s service on the Board, (B) in a single lump sum up to one year after termination of the Director’s service on the Board, or (C) with respect to Units credited prior to January 1, 2004 only, in up to three annual installments beginning at the time of termination of the Director’s service on the Board. Each Director may elect the time of distribution in accordance with the previous sentence, and such election must be made in the form designated by the Company from time to time and must be made within 10 days after the Director first becomes eligible to participate in the Plan (and with respect to Units credited after January 1, 2004 within 10 days after such date). A Director’s election shall be irrevocable once filed with the Company; PROVIDED, HOWEVER, that a Director may file a new election as to the time of distribution if such election is filed at least one year in advance of termination of service on the Board. In the absence of a timely election by a Director hereunder, the Director shall be deemed to have elected to have his or her Plan Benefit distributed in a single lump sum at the time of termination of the Director’s service on the Board.

(ii) In the case of the death of a Director, the Director’s Plan Benefit shall be distributed, within a reasonable time as determined by the Company, after the Director’s death to the Director’s beneficiary or beneficiaries, as specified by the Director on a form furnished by and filed with the Secretary of the Company. If no beneficiary has been designated by the Director or if no beneficiary survives the Director, the undistributed balance of his or her Plan Benefit shall be distributed to the Director’s surviving spouse as beneficiary if such spouse is still living or, if not living, in equal shares to the then living children of the Director as beneficiaries or, if none, to the Director’s estate as beneficiary.

SECTION 7. GENERAL.

(a) NONTRANSFERABILITY. Except as provided in Section 6(b)(ii), no payment of any Plan Benefit of a Director shall be anticipated, assigned, attached, garnished, optioned, transferred or made subject to any creditor’s process, whether voluntarily or involuntarily or by operation of law. Any act in violation of this subsection shall be void.

(b) COMPLIANCE WITH LEGAL AND TRADING REQUIREMENTS. The Plan shall be subject to all applicable laws, rules and regulations, including, but not limited to, federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required. No provision of the Plan shall be interpreted or construed to obligate the Company to register any Shares under federal or state securities laws. The transfer by a Director of Shares distributed pursuant to the Plan will be subject to such restrictions as the Company deems necessary or desirable in connection with federal or state securities laws, and Share certificates will bear a legend setting forth any such restriction.

(c) TAXES. The Company is authorized to withhold from any payment made under this Plan any amounts of withholding and other taxes due in connection therewith, and to take such other action as the Company may deem advisable to enable the Company and a Director to satisfy obligations for the payment of any withholding taxes and other tax obligations relating thereto.

(d) AMENDMENT. The Board may amend, alter, suspend, discontinue, or terminate the Plan (including, without limitation, amending the dollar amount set forth in Section 4(a) hereof) without the consent of shareholders of the Company or individual Directors; PROVIDED, HOWEVER, that, without the consent of an affected Director, no amendment, alteration, suspension, discontinuation, or termination of the Plan may materially impair the rights or, in any other manner, materially and adversely affect the rights of such Director hereunder.

(e) UNFUNDED STATUS OF AWARDS. This Plan is intended to constitute an “unfunded” plan of deferred compensation. With respect to any payments not yet made to a Director, nothing contained in the Plan shall give any such Director any rights that are greater than those of a general creditor of the Company; PROVIDED, HOWEVER, that the Company may authorize the creation of trusts or make other arrangements to meet the Company’s obligations under the Plan to deliver cash, or other property pursuant to any award, which trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Company otherwise determines with the consent of each affected Director.

(f) NONEXCLUSIVITY OF THE PLAN. The adoption of the Plan by the Board shall not be construed as creating any limitations on the power of the Board to adopt such other compensation arrangements as it may deem desirable, including, without limitation, the granting of options on Shares and other awards otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

(g) ADJUSTMENTS. In the event that subsequent to the Effective Date any dividend in Shares, recapitalization, Share split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other such change, affects the Shares such that they are increased or decreased or changed into or exchanged for a different number or kind of Shares, other securities of the Company or of another corporation or other consideration, then in order to maintain the proportionate interest of the Directors and preserve the value of the Directors’ Units and to maintain the value of the Plan, there shall automatically be substituted (i) for each Unit a new unit and (ii) for the number of Shares set forth in Section 3 above a number of Shares or other consideration, in the case of (i) and (ii) above, representing the number and kind of Shares, other securities or other consideration into which each outstanding Share shall be changed or for which each such Share shall be exchanged. The substituted units shall be subject to the same terms and conditions as the original Units.

(h) NO RIGHT TO REMAIN ON THE BOARD. Neither the Plan nor the crediting of Units under the Plan shall be deemed to give any individual a right to remain a director of the Company or create any obligation on the part of the Board to nominate any Director for reelection by the shareholders of the Company.

(i) GOVERNING LAW. The validity, construction, and effect of the Plan shall be determined in accordance with the laws of the State of New York, without giving effect to principles of conflict of laws thereof,

(j) EFFECTIVE DATE. The Plan shall become effective, as amended and restated, on January 1, 2004 (the “Effective Date”).

(k) TITLES AND HEADINGS. The titles and headings of the Sections in the Plan are for convenience of reference only. In the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of Directors

	For	Withhold				For	Withhold		For	Withhold
01 -Victor F. Ganzi (term expires 2008)	☐	☐	02 - Stuart R. Levine (term expires 2008)			☐	☐	03 -Mary O’Neil Mundinger (term expires 2008)	☐	☐

	For	Withhold				For	Withhold		For	Withhold
04 - Stuart Olsten (term expires 2008)	☐	☐	05 - John A. Quelch (term expires 2008)			☐	☐	06 - Josh S. Weston (term expires 2008)	☐	☐

	For	Withhold
07 - Gail R. Wilensky (term expires 2008)	☐	☐

			For	Against	Abstain				For	Against	Abstain
2. Ratification of appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm.			☐	☐	☐	3. Amendment to Company’s Stock & Deferred Compensation Plan for Non-Employee Directors.			☐	☐	☐

B Non-Voting Items

Change of Address — Please print your new address below.								Meeting Attendance
								Mark the box to the right if you plan to attend the Annual Meeting.			☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Only authorized officers should sign for corporations. PLEASE SIGN AND DATE HERE AND RETURN PROMPTLY.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 - Please keep signature within the box.	Signature 2 - Please keep signature within the box.

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy – Gentiva Health Services, Inc.

Proxy Solicited on Behalf of the Board of Directors for the Annual Meeting of Shareholders, May 10, 2007

The undersigned hereby appoints Ronald A. Malone, Stephen B. Paige and John R. Potapchuk, and each of them, as proxies, with full power of substitution, to represent and to vote, as designated herein, all shares of Common Stock of Gentiva Health Services, Inc. (the “Company”), at its Annual Meeting of Shareholders to be held at the Garden City Hotel, 45 Seventh Street, Garden City, New York on Thursday, May 10, 2007 at 9:30 a.m., and at all adjournments thereof, which the undersigned could vote, if personally present, in such manner as the proxies may determine on any matters which may properly come before the meeting and to vote on the following as specified on the reverse side:

You are encouraged to specify your choices by marking the appropriate boxes on the reverse side but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendation.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR, FOR RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND FOR APPROVAL OF AMENDMENT TO STOCK & DEFERRED COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS. THE PROXIES, IN THEIR DISCRETION, ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournment thereof.

(Items to be voted appear on reverse side.)